Exhibit 10.1
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF AUGUST 7, 2019
by and among
CARTER VALIDUS MISSION CRITICAL REIT II, INC.,
AS BORROWER,
KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
AND
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,
KEYBANK NATIONAL ASSOCIATION,
AS AGENT,
AND
CAPITAL ONE, NATIONAL ASSOCIATION, BBVA USA, AN ALABAMA BANKING CORPORATION f/k/a COMPASS BANK AND SUNTRUST BANK,
AS CO-SYNDICATION AGENTS
AND
KEYBANC CAPITAL MARKETS, INC., BBVA USA, AN ALABAMA BANKING CORPORATION,
CAPITAL ONE, NATIONAL ASSOCIATION,
AND SUNTRUST ROBINSON HUMPHREY, INC.,
AS JOINT LEAD ARRANGERS
AND
KEYBANC CAPITAL MARKETS, INC.,
AS SOLE BOOK RUNNER
AND
FIFTH THIRD BANK, AND HANCOCK BANK,
AS CO-DOCUMENTATION AGENTS

	§4.13	Limitation on Interest	77
	§4.14	Certain Provisions Relating to Increased Costs	78
	§4.15	Rates	79
	§4.16	Successor LIBOR Rate Index	79
	§1.1	.	79
§5.	GUARANTORS.		80
	§5.1	Unsecured Obligations	80
	§5.2	Appraisals; Adjusted Value	80
	§5.3	Addition of Pool Properties	80
	§5.4	[Intentionally Omitted]	82
	§5.5	Additional Guarantors	82
	§5.6	Release of Certain Guarantors	83
§6.	REPRESENTATIONS AND WARRANTIES.		83
	§6.1	Corporate Authority, Etc	84
	§6.2	Governmental Approvals	85
	§6.3	Title to Properties	85
	§6.4	Financial Statements	85
	§6.5	No Material Changes	85
	§6.6	Franchises, Patents, Copyrights, Etc.	86
	§6.7	Litigation	86
	§6.8	No Material Adverse Contracts, Etc.	86
	§6.9	Compliance with Other Instruments, Laws, Etc.	87
	§6.10	Tax Status	87
	§6.11	No Event of Default	87
	§6.12	Investment Company Act	87
	§6.13	[Intentionally Omitted	87
	§6.14	[Intentionally Omitted.]	87
	§6.15	Certain Transactions	87
	§6.16	Employee Benefit Plans	88
	§6.17	Disclosure	88
	§6.18	Place of Business	89
	§6.19	Regulations T, U and X	89
	§6.20	Environmental Compliance	89
	§6.21	Subsidiaries; Organizational Structure	90
	§6.22	Leases	91
	§6.23	Property	91
	§6.24	Brokers	92
	§6.25	Other Debt	93
	§6.26	Solvency	93
	§6.27	No Bankruptcy Filing	93

	§6.28	No Fraudulent Intent	93
	§6.29	Transaction in Best Interests of Borrower and Guarantors; Consideration	93
	§6.30	Contribution Agreement	94
	§6.31	Representations and Warranties of Guarantors	94
	§6.32	OFAC	94
	§6.33	Ground Lease	94
	§6.34	Service Guarantees	95
	§6.35	Healthcare Representations	96
	§6.36	Intellectual Property	97
	§6.37	Labor Matters	97
	§6.38	Pool Properties	97
§7.	AFFIRMATIVE COVENANTS.		97
	§7.1	Punctual Payment	97
	§7.2	Maintenance of Office	97
	§7.3	Records and Accounts	98
	§7.4	Financial Statements, Certificates and Information	98
	§7.5	Notices	102
	§7.6	Existence; Maintenance of Properties	102
	§7.7	Insurance	105
	§7.8	Taxes; Liens	105
	§7.9	Inspection of Properties and Books	105
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	106
	§7.11	Further Assurances	106
	§7.12	Advisor	106
	§7.13	Internalization	106
	§7.14	Business Operations	107
	§7.15	Healthcare Laws and Covenants	107
	§7.16	Registered Servicemark	109
	§7.17	Ownership of Real Estate	109
	§7.18	Distributions of Income to Borrower, CVOP I and CVOP II	109
	§7.19	Plan Assets	110
	§7.20	Power Generators	110
	§7.21	[Intentionally Omitted.]	110
	§7.22	Material Contracts	110
	§7.23	Sanctions Laws and Regulations	110
	§7.24	Limiting Agreements	110
	§7.25	More Restrictive Agreements	111
	§7.26	Pool Properties	111
	§7.27	Preservation of Right to Pledge Pool Properties	113
§8.	NEGATIVE COVENANTS.		113

	§8.1	Restrictions on Indebtedness	113
	§8.2	Restrictions on Liens, Etc.	115
	§8.3	Restrictions on Investments	117
	§8.4	Merger, Consolidation	118
	§8.5	Sale and Leaseback	119
	§8.6	Compliance with Environmental Laws	119
	§8.7	Distributions	121
	§8.8	Asset Sales	121
	§8.9	Restriction on Prepayment of Indebtedness	121
	§8.10	[Intentionally Omitted.]	122
	§8.11	Derivatives Contracts	122
	§8.12	Transactions with Affiliates	122
	§8.13	Equity Pledges	122
	§8.14	Leasing Activities	122
	§8.15	Fees	123
	§8.16	Changes to Organizational Documents	123
	§8.17	Burdensome Agreements	123
§9.	FINANCIAL COVENANTS.		123
	§9.1	Pool Availability	123
	§9.2	Consolidated Total Indebtedness to Gross Asset Value	123
	§9.3	Maximum Secured Leverage Ratio	123
	§9.4	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	123
	§9.5	Minimum Consolidated Tangible Net Worth	124
	§9.6	Unsecured Debt	124
	§9.7	[Intentionally Omitted	124
	§9.8	Remaining Lease Term	124
	§9.9	Minimum Actual Debt Service Coverage Ratio	124
	§9.10	Minimum Property Requirement	124
	§9.11	Aggregate Occupancy Rate	124
	§9.12	Concentration Limits	124
§10.	CLOSING CONDITIONS.		125
	§10.1	Loan Documents	125
	§10.2	Certified Copies of Organizational Documents	125
	§10.3	Resolutions	125
	§10.4	Incumbency Certificate; Authorized Signers	125
	§10.5	Opinion of Counsel	126
	§10.6	Payment of Fees	126
	§10.7	[Intentionally Omitted	126
	§10.8	Performance; No Default	126
	§10.9	Representations and Warranties	126

	§10.10	Proceedings and Documents	126
	§10.11	Eligible Real Estate Qualification Documents	126
	§10.12	Compliance Certificate and Pool Certificate	126
	§10.13	[Intentionally Omitted]	126
	§10.14	Consents	127
	§10.15	Contribution Agreement	127
	§10.16	[Intentionally Omitted.]	127
	§10.17	Subordination of Advisory Agreement	127
	§10.18	Other	127
§11.	CONDITIONS TO ALL BORROWINGS.		127
	§11.1	Prior Conditions Satisfied	127
	§11.2	Representations True; No Default	127
	§11.3	Borrowing Documents	127
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		127
	§12.1	Events of Default and Acceleration	127
	§12.2	Certain Cure Periods; Limitation of Cure Periods	131
	§12.3	Termination of Revolving Credit Commitments	132
	§12.4	Remedies	132
	§12.5	Distribution of Proceeds	132
	§12.6	Collateral Account	133
§13.	SETOFF.		134
§14.	THE AGENT.		135
	§14.1	Authorization	135
	§14.2	Employees and Agents	135
	§14.3	No Liability	135
	§14.4	No Representations	136
	§14.5	Payments	136
	§14.6	Holders of Notes	137
	§14.7	Indemnity	137
	§14.8	Agent as Lender	137
	§14.9	Resignation	137
	§14.10	Duties in the Case of Enforcement	138
	§14.11	Bankruptcy	139
	§14.12	[Intentionally Omitted.]	139
	§14.13	Reliance by Agent	139
	§14.14	Approvals	139
	§14.15	Borrower Not Beneficiary	140
	§14.16	Reliance on Hedge Provider	140
§15.	EXPENSES.		140
§16.	INDEMNIFICATION.		141

§17.	SURVIVAL OF COVENANTS, ETC.		142
§18.	ASSIGNMENT AND PARTICIPATION.		142
	§18.1	Conditions to Assignment by Lenders	142
	§18.2	Register	144
	§18.3	New Notes	144
	§18.4	Participations	144
	§18.5	Pledge by Lender	145
	§18.6	No Assignment by Borrower	145
	§18.7	Disclosure	145
	§18.8	Mandatory Assignment	146
	§18.9	Amendments to Loan Documents	147
	§18.10	Titled Agents	147
§19.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.		147
§20.	RELATIONSHIP.		150
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.		150
§22.	HEADINGS.		150
§23.	COUNTERPARTS.		151
§24.	ENTIRE AGREEMENT, ETC.		151
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.		151
§26.	DEALINGS WITH THE BORROWER.		151
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		152
§28.	SEVERABILITY.		154
§29.	TIME OF THE ESSENCE.		154
§30.	NO UNWRITTEN AGREEMENTS.		154
§31.	REPLACEMENT NOTES.		154
§32.	NO THIRD PARTIES BENEFITED.		155
§33.	PATRIOT ACT.		155
§34.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.		155
§35.	AMENDMENT AND RESTATEMENT OF LOAN DOCUMENTS.		156
§36.	WAIVER OF CLAIMS.		156
§37.	ACKNOWLEDGEMENTS OF BORROWER.		157

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE

Exhibit B	FORM OF AMENDED AND RESTATED SWING LOAN NOTE

Exhibit C-1	FORM OF AMENDED AND RESTATED TERM LOAN A NOTE

Exhibit C-2	FORM OF AMENDED AND RESTATED TERM LOAN B NOTE

Exhibit D	INTENTIONALLY OMITTED

Exhibit E	FORM OF JOINDER AGREEMENT

Exhibit F	INTENTIONALLY OMITTED

Exhibit G	INTENTIONALLY OMITTED

Exhibit H	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit I	FORM OF LETTER OF CREDIT REQUEST

Exhibit J	FORM OF POOL CERTIFICATE POOL AVAILABILITY WORKSHEET

Exhibit K	FORM OF COMPLIANCE CERTIFICATE

Exhibit L	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit M	FORM OF LETTER OF CREDIT APPLICATION

Exhibit N-1	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit N-2	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit N-3	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Exhibit N-4	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Schedule 1.1	LENDERS AND COMMITMENTS REVOLVING CREDIT LOAN

Schedule 1.2	SUBSIDIARY GUARANTORS

Schedule 1.3	INITIAL POOL PROPERTIES

Schedule 1.4	MERGER STRUCTURE

Schedule 4.3	ACCOUNTS

Schedule 5.3	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.6	TRADEMARKS, TRADENAMES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20	ENVIRONMENTAL RELEASES

Schedule 6.21(a)	SUBSIDIARIES OF BORROWER

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES BORROWER AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 6.34	SERVICE GUARANTEES

Schedule 6.35	HEALTHCARE

Schedule 8.3	CVOP I REAL ESTATE

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 7th day of August, 2019 by and among CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), BBVA USA, an Alabama banking corporation f/k/a Compass Bank, CAPITAL ONE, NATIONAL ASSOCIATION, and SUNTRUST BANK, as Co-Syndication Agents (the “Syndication Agents”) and KEYBANC CAPITAL MARKETS, INC. (“KCM”), BBVA USA, an Alabama banking corporation, CAPITAL ONE, NATIONAL ASSOCIATION and SUNTRUST ROBINSON HUMPHREY, INC., as Joint Lead Arrangers (collectively, the “Joint Arrangers”), and KCM as Sole Bookrunner (the “Bookrunner”), and FIFTH THIRD BANK and HANCOCK BANK, as Co-Documentation Agents (collectively, the “Documentation Agents”).
R E C I T A L S
WHEREAS, Carter Validus Operating Partnership II, LP, a Delaware limited partnership (“CVOP II”), KeyBank, the Agent and certain of the Lenders have entered into that certain Third Amended and Restated Credit Agreement dated as of April 27, 2018, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of January 29, 2019 and that certain Consent and Second Amendment to Third Amended and Restated Credit Agreement dated as of April 11, 2019 (as amended, the “Existing Credit Agreement”); and
WHEREAS, in connection with the consummation of the Merger, the Borrower desires to include as Pool Properties certain Real Estate owned indirectly by Carter/Validus Operating Partnership, LP, a Delaware limited partnership (“CVOP I”); and
WHEREAS, since Borrower owns or will own at least eighty percent (80.0%) of CVOP II and, from and after the Merger, Borrower will own directly or indirectly at least eighty percent (80.0%) of CVOP I, and by making Borrower the “borrower” under this Agreement, it will enable Borrower and its Subsidiaries, including, without limitation CVOP II and, from and after the Merger, CVOP I, to continue to operate and expand their respective businesses; and
WHEREAS, the parties desire to enter into this Agreement to amend and restate the Existing Credit Agreement in its entirety;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

§1.DEFINITIONS AND RULES OF INTERPRETATION.
§1.1    Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:
Acquisition Closing Costs. The actual deal costs incurred by the Borrower and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Closing Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated for purchase, or have been consummated.
Actual Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Pool Properties determined as of the end of the fiscal quarter most recently ended, divided by the actual interest that was paid by the Borrower and its Subsidiaries with respect to all Consolidated Total Unsecured Debt (including the Loans and Letter of Credit Liabilities) for the prior two fiscal quarters most recently ended annualized.
Additional Commitment Request Notice. See §2.11(a).
Additional Guarantor. Each additional Wholly Owned Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.5.
Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) Consolidated EBITDA for the prior two (2) fiscal quarters most recently ended annualized, less (b) the amount equal to Capital Reserves for such period.
Adjusted Net Operating Income. On any date of determination with respect to any period, an amount equal to (a) Net Operating Income from the Pool Properties that are included in the calculation of Pool Availability for the prior two (2) fiscal quarters most recently ended annualized, less (b) the Capital Reserves relating to the Pool Properties that are included in the calculation of Pool Availability for such period. Notwithstanding the foregoing, with respect to any Pool Properties that are Medical Assets (other than MOBs) that are included in the calculation of Pool Availability, the amount included in the preceding sentence with respect to such Pool Property shall be the lesser of (i) the amount determined with respect to such Pool Property pursuant to the preceding sentence and (ii) the amount that would result from dividing (A) an amount equal to (X) the trailing twelve (12) month EBITDAR for such Pool Property less (Y) the Capital Reserves relating to the applicable Pool Property that is included in the calculation of Pool Availability, by (B) 1.30; provided, however, in the event that any such Medical Asset (other than MOBs) is leased to more than one tenant, then such calculation will use a weighted average based on the total square footage of such Medical Asset. For any Pool Property acquired by Borrower or a Subsidiary Guarantor that has not been owned for two (2) fiscal quarters, Net Operating Income for such Pool Property shall be the pro forma Net Operating Income for such asset for the first two (2) fiscal quarters of ownership (with the income based upon pro forma rents to be received by Borrower or a Subsidiary Guarantor during the first two fiscal quarters of ownership), as reasonably approved by Agent; provided that for the second (2nd) quarter of such two (2) fiscal quarter period, the actual

Net Operating Income for the first (1st) fiscal quarter shall be used instead of the pro forma Net Operating Income for such first (1st) quarter. The calculation of Adjusted Net Operating Income shall exclude any property that is no longer a Pool Property.
Advisor. Carter Validus Advisors II, LLC, a Delaware limited liability company.
Advisory Agreement. That certain Amended and Restated Advisory Agreement, dated June 10, 2014, by and among Advisor, CVOP II and Borrower, as amended and restated by that certain Third Amended and Restated Advisory Agreement dated as of April 11, 2019, but not intended to be effective until the consummation of the Merger, and as may further be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
Affected Lender. See §4.14.
Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by Agent.
Agreement. This Fourth Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.
Agreement Regarding Fees. See §4.2.
Applicable Law. Collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
Applicable Margin. On any date the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of the Borrower and its respective Subsidiaries to the Gross Asset Value of the Borrower and its respective Subsidiaries:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than 35%	1.75%	0.75%
Pricing Level 2	Greater than or equal to 35% but less than 40%	2.00%	1.00%
Pricing Level 3	Greater than or equal to 40% but less than 45%	2.15%	1.15%
Pricing Level 4	Greater than or equal to 45%	2.25%	1.25%

The initial Applicable Margin shall be at Pricing Level 3. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 4 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.
In the event that the Agent or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of Borrower or any of its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.
Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate, obtained pursuant to §2.12(a)(vi), §5.2, §5.3 or §10.13, or with respect to assets that are not Pool Properties, obtained pursuant to §7.4(l); subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.
Assignment and Acceptance Agreement. See §18.1.
Authorized Officer. Any of the following Persons: Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Borrower and such other Persons as Borrower shall designate in a written notice to Agent.
Balance Sheet Date. June 30, 2019.
Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) one percent (1.0%). The Base Rate is a reference rate used by the lender acting as Agent in determining interest rates on certain loans and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans, the Term Base Rate Loans and the Swing Loans, bearing interest by reference to the Base Rate.
Beneficial Ownership Certification. As to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Agent or any Lender requesting the same.
Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.
Bookrunner. As defined in the preamble hereto.
Borrower. As defined in the preamble hereto.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.
Building. With respect to each Pool Property or other parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
Capital Lease Obligations. With respect to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Lease.
Capital Reserve. For any period, the sum of the Data Center Properties Capital Reserve plus the Medical Properties Capital Reserve.
Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least BBB+ or the equivalent thereof by S&P or Baa1 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper or municipal bonds rated at least A‑1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.
CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
(a)    any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Borrower equal to at least twenty percent (20.0%);
(b)    as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of the Borrower consists of individuals who were not either (i) directors or trustees of the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of the Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or
(c)    the Borrower, CVOP I, CVOP II or NewCo consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or
(d)    CVOP II shall no longer be directly or indirectly eighty percent (80%) owned and controlled by the Borrower; or
(e)    the Borrower, CVOP I or CVOP II fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than the Lien of the Agent granted pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor (other than CVOP I, CVOP II and NewCo); or
(f)    either before or after the Internalization, any of Kay C. Neely and Michael A. Seton shall cease to be Chief Financial Officer and Chief Executive Officer of Borrower, respectively, and a competent and experienced officer shall not be approved by the Required Lenders within ninety (90) days of such event, which approval the Required Lenders shall not unreasonably withhold, condition or delay; or
(g)    before the Internalization, (i) Borrower or CVOP II (and from and after the Merger, CVOP I) shall no longer be managed and advised by Advisor, or (ii) the Advisor shall no longer be directly or indirectly majority owned and controlled by the owners of the Advisor as of the date of this Agreement, or (iii) any of Kay C. Neely and Michael A. Seton shall cease to be active on a daily basis in the management of the Advisor and a competent and experienced executive shall not be approved by the Required Lenders within ninety (90) days of such event, which approval the Required Lenders shall not unreasonably withhold, condition or delay; or
(h)    the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, (i) at least 100% of the economic, voting and beneficial interest of NewCo and is the sole manager and member of NewCo, or (ii) from and after the Merger, at least eighty percent (80.0%) of the economic, voting and beneficial interest of CVOP I and control all decisions of CVOP I without approval or consent of any other Person.
Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.
CMS. The U.S. Centers for Medicare and Medicaid Services.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder having the force of law.
Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.
Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, and (b) the Term Loan Commitment of such Lender, in the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to the Borrower as the same may be changed from time to time in accordance with the terms of this Agreement.
Commitment Increase. An increase in the Total Revolving Credit Commitment and/or the Total Term Loan Commitment pursuant to §2.11.
Commitment Increase Date. See §2.11(a).
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if any of the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
Communications. See §7.4.
Compliance Certificate. See §7.4(c).
CON. A certificate of need or similar certificate, license or approval issued by the State Regulator for a Pool Property.
Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA, the Borrower and its respective Subsidiaries for such period determined on a Consolidated basis plus (without duplication) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries for such period.

Consolidated Fixed Charges. On any date of determination, the sum of (a) Consolidated Interest Expense for the period of two (2) fiscal quarters most recently ended annualized (both expensed and capitalized), plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all Preferred Distributions paid during such period, plus (d) the principal payment on any Capital Lease Obligations of Borrower and its Subsidiaries. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.
Consolidated Interest Expense. On any date of determination, without duplication, (a) total Interest Expense of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries for such period.
Consolidated Total Secured Debt. As of any date of determination, all Secured Debt of the Borrower and its Subsidiaries determined on a consolidated basis and which shall include (without duplication) such Person’s Equity Percentage of the Secured Debt of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.
Consolidated Total Indebtedness. As of any date of determination, all Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
Consolidated Total Unsecured Debt. As of any date of determination, all Unsecured Debt of the Borrower and its Subsidiaries determined on a consolidated basis and which shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries.
Contribution Agreement. That certain Fourth Amended and Restated Contribution Agreement dated as of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.
Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
CVOP I. As defined in the Recitals hereto.

CVOP II. As defined in the Recitals hereto.
Data Center Asset. Highly specialized, secure single or multi-tenant facilities used in whole or in substantial part for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers and ancillary office and storage space related thereto.
Data Center Lease. Any Leases of all or any portion of a Data Center Asset.
Data Center Properties. Any of the Pool Properties that is a Data Center Asset.
Data Center Properties Capital Reserve. For any period and with respect to any of the Data Center Properties, an amount equal to $0.25 multiplied by the Net Rentable Area of the Data Center Properties owned at the end of the applicable reporting period.
Debt Offering. The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.
Default. See §12.1.
Default Rate. See §4.11.
Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless (i) such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent, or (ii) such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.
Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.
Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Chatham Financial, the Agent or any Lender).
Designated Person. See §6.31.
Development Property. Any Real Estate owned or acquired by Borrower or its Subsidiaries and on which (i) such Person is pursuing construction of one or more buildings for use as a Medical Asset or a Data Center Asset and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower or its Subsidiaries, or (ii) is recently completed construction of a Medical Asset or Data Center Asset that remains less than eighty-five percent (85%) leased (based on Net Rentable Area); provided that any Real Estate will no longer be considered to be a Development Property at the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) for twelve (12) months.
Directions. See §14.14.
Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or distribution (including, without, limitation, dividend reinvestments) payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of CVOP I or CVOP II to CVOP I or CVOP II shall be excluded from this definition.
Dividend Reinvestment Proceeds. All dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.
Documentation Agent. Each of Fifth Third Bank, but only in the event Fifth Third Bank is a Lender, and Hancock Bank, but only in the event Hancock Bank is a Lender.
Dollars or $. Dollars in lawful currency of the United States of America.
Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, is converted in accordance with §4.1.
EBITDA. With respect to the Borrower and its Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates or such Subsidiary of the Borrower that is not a Wholly Owned Subsidiary plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense.
EBITDAR. The Tenant EBITDA of a Medical Asset plus all base rent and additional rent due and payable by such tenants during the applicable period calculated either on an individual Medical Asset or consolidated basis as determined by Agent.
EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Electronic System. See §7.4.
Eligible Real Estate. Real Estate which at all times satisfies the following requirements:
(i) which is wholly-owned in fee by a Wholly Owned Subsidiary of CVOP II or, from and after the Merger, CVOP I that is a Subsidiary Guarantor (or leased by a Wholly Owned Subsidiary of CVOP II or, from and after the Merger CVOP I that is a Subsidiary Guarantor under a Ground Lease with at least thirty (30) years remaining on its term and otherwise acceptable to the Agent in its sole discretion);
(ii)    which is located within the contiguous 48 States of the continental United States or the District of Columbia;
(iii)    which is improved by an income-producing Data Center Asset or Medical Asset (for the avoidance of doubt, Eligible Real Estate shall not include Land Assets, Mortgage Note Receivables or Development Properties);

(iv)    which all improvements related to the development of the Data Center Asset or Medical Asset have been substantially completed (excluding tenant improvements) for twelve (12) months;
(v)    as to which all of the representations set forth in §6 of this Agreement concerning Pool Property are true and correct;
(vi)    which, if leased to a single tenant, shall have an initial lease term of at least six (6) years remaining at the time of inclusion of such Real Estate in the Pool, or, if leased to more than one tenant, shall have on a collective basis (using a weighted average based on total square footage of such Medical Asset or Data Center Asset) an initial lease term of at least six (6) years remaining taking into account all Leases with Major Tenants;
(vii)    at the time of the inclusion of any Medical Asset in the Pool (other than a MOB), the Operators of such proposed Pool Property shall on a collective basis (using a weighted average based on total square footage of such Medical Asset) have a ratio of (a) EBITDAR to (b) all base rent and additional rent due and payable by a tenant under any lease of a building and/or real estate during the previous twelve (12) calendar months, of not less than 1.30 to 1.00 for any other type of Medical Asset (other than a MOB), unless otherwise approved by Agent in its sole discretion;
(viii)    [Intentionally Omitted;]
(ix)    with respect to any Medical Asset, as to which (A) such proposed Pool Property shall be in compliance in all material respects with all applicable Healthcare Laws, (B) the Borrower, Subsidiary Guarantor or Operators have all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Pool Property, and (C) the Operators of such proposed Pool Property shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs;
(x)    as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate in the calculation of the Pool Availability; and
(xi)    no tenant which leases ninety percent (90%) or more of the Net Rentable Area of such Real Estate (i) is in default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, or (ii) is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding; and
(xii)    as to which, notwithstanding anything to the contrary contained herein, the Agent and, to the extent required under §7.26(b), the Required Lenders, have approved for inclusion in the calculation of Pool Availability.

Eligible Real Estate Qualification Documents. See Schedule 5.3 attached hereto.
Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
Environmental Laws. Any agreement or restriction pertaining to any Mold Condition or any federal, state or local statute, regulation, ordinance, code, rule, regulation or rule of common law or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, Mold, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as are applicable and as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).
EPA. See §6.20(b).
Equity Interests. With respect to any Person, (i) any share of capital stock of (or other ownership or profit interests in) such Person; (ii) any warrant, option or other right for the purchase or other acquisition from such Person of (a) any share of capital stock of (or other ownership or profit interests in) such Person, or (b) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination; and (iii) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by the Borrower or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to Borrower or any one or more of its Subsidiaries in its Subsidiaries).
Equity Percentage. The aggregate ownership percentage of the Borrower, CVOP I or CVOP II or their respective Subsidiaries, as applicable, in each Unconsolidated Affiliate or Subsidiary of Borrower, CVOP I or CVOP II, as applicable, that is not a Wholly Owned Subsidiary, which shall be calculated as the greater of (a) the Borrower’s, CVOP I’s or CVOP II’s, as applicable, direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate or such Subsidiary, as applicable, as set forth in the Unconsolidated Affiliate’s or such Subsidiary’s organizational documents, as applicable, and (b) the Borrower’s, CVOP I’s or CVOP II’s, as applicable, direct or indirect economic ownership interest in the Unconsolidated Affiliate or Subsidiary of Borrower, CVOP I or CVOP II, as applicable, that is not a Wholly Owned Subsidiary, as applicable, reflecting the Borrower’s, CVOP I’s or CVOP II’s, as applicable, current allocable share of income and expenses of the Unconsolidated Affiliate or such Subsidiary, as applicable.
ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.
ERISA Affiliate. Any Person which is treated as a single employer with Borrower or its Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which Borrower, a Guarantor or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.
EU Bail-In Legislation Schedule. The EU Bail In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Event of Default. See §12.1.
Excluded FATCA Tax. Any tax, assessment or other government charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.
Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
Excluded Subsidiary. Any Subsidiary of the Borrower, CVOP I or CVOP II which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Debt or (ii) a provision of such Subsidiary’s organizational documents, as a condition to the extension of such Secured Debt.
Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
Existing Credit Agreement. As defined in the Recitals to this Agreement.
Existing Revolving Credit Commitments. The Revolving Credit Commitments (as defined in the Existing Credit Agreement).
Existing Term Loan Commitments. The Term Loan Commitments (as defined in the Existing Credit Agreement).
Existing Revolving Credit Loans. The Revolving Credit Loans (as defined in the Existing Credit Agreement).
Existing Term Loans. The Term Loans (as defined in the Existing Credit Agreement).
Extension Request. See §2.12(a)(i).
FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
Fee Owner. The applicable owner of the fee interest in a Pool Property that is subject to a Ground Lease.
Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.
Funds from Operations. With respect to any Person for any period, an amount equal to (a) the Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) Acquisition Closing Costs during such period (which amount shall not exceed fifteen percent (15%) of Funds from Operations for the most recently ended four (4) quarter fiscal period), all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for Unconsolidated Affiliates and joint ventures will be calculated to reflect funds from operations on the same basis. Funds from Operations shall be reported in accordance with NAREIT policies.
GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.
Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.
Gross Asset Value. On a Consolidated basis for the Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):
(i)    with respect to Pool Properties, the lowest of (A) the Property Cost of the Real Estate plus the Acquisition Closing Costs of such Real Estate, or (B) the aggregate Appraised Value of the Real Estate, plus
(ii)    with respect to any Real Estate which is not a Pool Property, the Property Cost plus the Acquisition Closing Costs of such Real Estate; provided, however, (1) that any such Real Estate that is either vacant or receives no current rental income will be valued at zero (0) until such time as such Real Estate is leased, the tenant thereunder commences payment of rent due thereunder and a new appraisal is obtained and approved by Agent and then such Real Estate will be at the Appraised Value, and (2) any such Real Estate that is classified as a “Watch Asset” pursuant to the quarterly Asset Management Report prepared on behalf of Borrower will be reduced by thirty percent (30.0%) until (A) such Real Estate is removed from the “Watch Asset” list, (B) a tenant occupies the Real Estate and has commenced payment of rent due thereunder and (C) a new Appraisal is obtained and approved by Agent, plus
(iii)    the book value determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries, plus
(iv)    the book value determined in accordance with GAAP of all Land Assets of Borrower and its Subsidiaries, plus
(v)    the book value determined in accordance with GAAP of all Mortgage Note Receivables, plus
(vi)    the book value determined in accordance with GAAP of Permitted Equity Investments which have been approved by Agent in its sole discretion for inclusion in the calculation of Gross Asset Value, plus
(vii)    the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower, CVOP II, or from and after the Merger, CVOP I and their respective Subsidiaries as of the date of determination.
Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Medical Asset or Data Center Asset. Gross Asset Value will be adjusted to include an amount equal to Borrower’s or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary.
Ground Lease. Any ground lease approved by Agent pursuant to which a Subsidiary Guarantor leases a Pool Property.
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantor. Collectively, the Subsidiary Guarantors and each Additional Guarantor, and individually any one of them.
Guaranty. The Fourth Amended and Restated Unconditional Guaranty of Payment and Performance dated as of even date herewith made by the Subsidiary Guarantors and each Additional Guarantor in favor of the Agent and the Lenders, as the same may be further modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.
Hazardous Substances. Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:
(i)    “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;
(ii)    “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;
(iii)    “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and
(iv)    “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.
Healthcare Investigations. Any inquiries, investigations, probes, audits, reviews or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of

Borrower, a Subsidiary Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit, reviews or proceedings initiated by any Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Medical Fraud Control Unit, Attorney General, Department of Insurance Office of Inspector General, Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).
Healthcare Laws. All applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Pool Properties or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Public Law No. 111-148 (2010) (Patient Protection and Affordable Care Act, as amended, (commonly referred to as the “PPACA”)), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Law”, Section 1128A of the Social Security Act, as amended, 42 U.S.C. Section 1320q-7(a) (Civil Monetary Penalties), commonly referred to as the “Civil Monetary Penalties Law”, and 31 U.S.C. Section 3729-33, the “False Claims Act”.
Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.
HIPAA. The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder. Any reference to HIPAA shall also include applicability of the Health Information Technology for Economic and Clinical Health (HITECH) Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and any and all rules or regulations promulgated thereunder.
HIPAA Compliance Date. See §7.15(b).
HIPAA Compliance Plan. See §7.15(b).

HIPAA Compliant. See §7.15(b).
Implied Debt Service Coverage Amount.
(a)    An amount equal to the annual principal and interest payment sufficient to amortize in full over a twenty-five (25) year period a loan amount equal to the aggregate principal balance of all Consolidated Total Unsecured Debt (including the Loans and Letter of Credit Liabilities) calculated using a per annum interest rate equal to the greatest of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus three hundred (300) basis points (3.0%), and (ii) six and one-half percent (6.5%), and (iii) LIBOR for an Interest Period of one (1) month plus the Applicable Margin for the LIBOR Rate Loans as of the end of the most recent calendar quarter.
(b)    The determination of the Implied Debt Service Coverage Amount and the components thereof by the Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error until such time as Borrower delivers the Compliance Certificate as required by Section 7.4(c).
Implied Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Pool Properties, divided by the Implied Debt Service Coverage Amount.
Increase Notice. See §2.11(a).
Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries) of any Unconsolidated Affiliate of such Person and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
Information Materials. See §7.4.
Initial Pool Properties. The Initial Pool Properties shall include only those properties listed on Schedule 1.3 (the list set forth on Schedule 1.3 is as of August 7, 2019).
Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insurer. Any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.
Interest Expense. On any date of determination, with respect to the Borrower and its Subsidiaries, without duplication, an amount equal to interest (whether accrued or paid) actually payable (without duplication) excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan by the Borrower or any of its Subsidiaries, together with the interest portion of payments on Capitalized Lease Obligations and including and including (without duplication) the Equity Percentage of interest expense actually payable by the Borrower’s Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries, on their Indebtedness.
Interest Payment Date. As to each Loan, the first (1st) day of each calendar month during the term of such Loan.
Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or, to the extent available from all Lenders, six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;
(ii)    if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;
(iii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
(iv)    no Interest Period relating to any Revolving Credit LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, and no Interest Period relating to any Term

LIBOR Rate Loan shall extend beyond the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable.
Interest Rate Hedge. An interest rate swap or interest cap agreement providing interest rate protection for interest payable at a variable rate.
Internalization. Any transaction or series of related transactions (including, without limitation, mergers, consolidations, stock or other ownership interest purchases or modifications of agreements) whereby (1) the Advisor ceases or reduces the level of its services accompanied by an elimination or a commensurate reduction of the amount of the fees payable to the Advisor under the Advisory Agreement, (2) the Borrower or any of its Subsidiaries employs persons previously employed by the Advisor and (3) the Borrower or any of its wholly owned Subsidiaries subsequently is to perform all or some of the duties previously performed by the Advisor.
Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, or (iii) operating Leases (of real or personal property) entered into by such Person in the ordinary course of business as a lessee. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.
Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit E hereto.
Joint Arrangers. As defined in the preamble hereto.
KCM. As defined in the preamble hereto.
KeyBank. As defined in the preamble hereto.

Land Assets. Land to be developed as a Medical Asset or a Data Center Asset with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
Lease Summaries. Summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to the Agent.
Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.
Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18), and collectively, the Revolving Credit Lenders, the Term Loan Lenders, the Issuing Lender, and the Swing Loan Lender. The Issuing Lender and the Swing Loan Lender shall be a Revolving Credit Lender, as applicable.
Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.
Letter of Credit Commitment. An amount equal to Thirty Million and No/100 Dollars ($30,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.
Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under §2.10.
Letter of Credit Request. See §2.10(a).
LIBOR. For any LIBOR Rate Loan for any Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate), or a comparable or successor rate which rate is approved by the Agent as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such

Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. Notwithstanding the foregoing, if the rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate Loans. Collectively, the Revolving Credit LIBOR Rate Loans and the Term LIBOR Rate Loans, each bearing interest calculated by reference to LIBOR.
LIBOR Termination Date. See §4.16.
Lien. See §8.2.
Liquidity. As of any date of determination, (x) Borrower’s Unrestricted Cash and Cash Equivalents plus (y) Revolving Credit Availability less any unresolved wholly-owned debt maturities of Borrower and its Subsidiaries within six (6) calendar months of the payment to be made to the Advisor in connection with the conclusion of the Internalization.
LLC Division. With respect to any Person that is a limited liability company, (i) the division of such Person into two or more newly formed limited liability companies (whether or not such Person is a surviving entity following any such division) pursuant to, in the event such Person is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event such Person is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

Loan Documents. This Agreement, the Notes, the Guaranty, the Joinder Agreements, each Letter of Credit Request, the Subordination of Advisory Agreement and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.
Loan Request. See §2.7.
Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), a Term Loan (or Loans), and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of SEVEN HUNDRED EIGHTY MILLION AND NO/100 DOLLARS ($780,000,000.00) (subject to increase in §2.11) to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(a).
Majority Revolving Credit Lenders. As of any date, any Revolving Credit Lender or collection of Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50%) of the Total Revolving Credit Commitment; provided, that (i) at all times when two (2) or more Revolving Credit Lenders are party to this Agreement, the term “Majority Revolving Credit Lenders” shall in no event mean less than two (2) Revolving Credit Lenders, and (ii) in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders.
Majority Term Loan A Lenders. As of any date, Agent and any Term Loan A Lender or collection of Term Loan A Lenders whose aggregate Term Loan A Commitment Percentage is greater than fifty percent (50%) of the Total Term Loan A Commitment; provided, that (i) at all times when two (2) or more Term Loan A Lenders are party to this Agreement, the term “Majority Term Loan A Lenders” shall in no event mean less than two (2) Term Loan A Lenders, and (ii) provided that in determining said percentage at any given time, all the existing Term Loan A Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan A Commitment Percentages of the Term Loan A Lenders shall be redetermined for voting purposes only to exclude the Term Loan A Commitments of such Defaulting Lenders.
Majority Term Loan B Lenders. As of any date, Agent and any Term Loan B Lender or collection of Term Loan B Lenders whose aggregate Term Loan B Credit Commitment Percentage is greater than fifty percent (50%) of the Total Term Loan B Commitment; provided that (i) at all times when two (2) or more Term Loan B Lenders are party to this Agreement, the term “Majority Term Loan B Lenders” shall in no event mean less than two (2) Term Loan B Lenders, and (ii) that in determining said percentage at any given time, all the existing Term Loan B Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan B Commitment Percentages of the Term Loan B Lenders shall be redetermined for voting purposes only to exclude the Term Loan B Commitments of such Defaulting Lenders.

Major Tenant. A tenant of the Borrower or any Subsidiary Guarantor which leases space in a Pool Property pursuant to a Lease which entitles it to occupy forty percent (40%) or more of the Net Rentable Area of such Pool Property. Agent may in its discretion aggregate any and all Leases to Affiliates to determine whether such tenant should be treated as a Major Tenant.
Management Agreements. Agreements to which any Person that owns a Pool Property is a party, whether written or oral, providing for the management of the Pool Properties or any of them.
Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents; or (d) the rights or remedies of Agent or the Lenders thereunder.
Material Contract. Collectively, (i) each contract (excluding purchase and sale contracts for Real Estate) to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of Three Million and No/100 Dollars ($3,000,000.00) or more, and (ii) each Management Agreement.
Material Subsidiary. Any (a) Subsidiary of the Borrower that owns Real Estate and is not an Excluded Subsidiary, (b) Subsidiary of the Borrower which is a guarantor of or is otherwise liable with respect to any other Unsecured Debt of the Borrower or any of its Subsidiaries, or (c) any Subsidiary of the Borrower which owns a direct interest in either CVOP II, or from and after the Merger, CVOP I.
Medicaid. The medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.
Medical Asset. Single or multi-tenant facilities consisting of MOBs, inpatient rehabilitation hospitals, specialty hospitals, long-term acute care hospitals (LTACs), acute care hospitals, ambulatory surgery centers, diagnostic centers, health and wellness centers, integrated medical facilities, large physician clinics, diagnostic centers, imaging centers and senior housing facilities (memory care facilities, assisted living facilities and independent living facilities) and skilled nursing facilities.
Medical Properties. Any of the Pool Properties that is a Medical Asset.
Medical Properties Capital Reserve. For any period and with respect to any of the Medical Properties, an amount equal to the sum of (i) $1,500 per bed for specialty hospitals, long-term acute care hospitals (LTACs) and acute care hospitals, plus (ii) $350 per bed for senior housing facilities (memory care facilities, assisted living facilities and independent living facilities), plus (iii) $500 per bed for SNFs, plus (iv) $0.50 multiplied by the Net Rentable Areas of MOBs and any other Medical Asset not otherwise described in (i), (ii), or (iii) of this definition of “Medical Properties Capital Reserve”.

Medical Property Lease. Any Leases of all or portion of a Medical Property.
Medicare. The health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.
Merger. The consummation of the merger transaction contemplated by the Merger Agreement.
Merger Agreement. The Agreement and Plan of Merger dated April 11, 2019, by and among Borrower, CVOP I, CVOP II, Carter Validus Mission Critical REIT, Inc., a Maryland corporation and NewCo, as may be amended or modified with the prior written consent of Agent.
Merger Effective Date. The date on which the Merger is consummated in accordance with the terms and conditions of the Merger Agreement.
Merger Effectiveness Conditions. The compliance or satisfaction of all of the following requirements:
(a)    The compliance or satisfaction by Borrower of all of the following requirements as evidenced by a certificate (including, without limitation, appropriate back-up information) from Borrower to Agent and the Lenders certifying the foregoing:
(1)    Except as otherwise approved by Agent in writing, no material modifications, amendments or waivers have been made to the Merger Agreement and conditions to closing thereof;
(2)    There shall be no litigation, other proceeding or order (whether temporary, preliminary or permanent) of a court of competent jurisdiction that could or does in effect prevent, restrain or enjoin the consummation of the Merger;
(3)    The performance of the Merger Agreement does not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or other Governmental Authority other than those already obtained, and filings after the date hereof of disclosures with the SEC;
(4)    On the Merger Effective Date, there shall exist no Default or Event of Default (after giving effect to the consummation of the Merger Agreement);
(5)    The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Merger Effective Date (after giving effect to the consummation of the Merger Agreement);

(b)    The consummation of the transaction contemplated by the Merger Agreement in accordance with the terms and conditions thereof and in accordance with the Merger Structure has occurred on or before January 31, 2020, as such date may be extended by the Agent in writing;
(c)    Evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with the covenants set forth in §9 immediately after giving effect to the consummation of the Merger together with an updated pro forma consolidated balance sheet and statement of income for REIT and its Subsidiaries;
(d)    A solvency certificate from the chief financial officer of REIT with respect to each of the REIT, the Borrower, NewCo and CVOP I, individually and as a whole;
(e)    Delivery by CVOP I, Borrower, REIT and Advisor of a joinder by CVOP I to and ratification by all parties of the Subordination of Advisory Agreement and of a Joinder Agreement from CVOP I and NewCo together with customary documentation relating to CVOP I and NewCo or any entity signing or in the chain of authority under the Joinder Agreement together with (1) the delivery of customary legal opinions (which legal opinions shall cover authorization, execution, delivery, enforceability, and such other matters as Agent may reasonably request), corporate records and documents from public officials, lien searches and officer’s certificates, and (2) evidence of authority, existence and good standing;
(f)    Delivery of a legal opinion regarding the effectiveness of the Merger under state law;
(g)    Upon request by Agent, execution and delivery by Borrower and the Guarantor of a Ratification of Loan Documents together with customary documentation relating to Borrower, Guarantor or any entity signing or in the chain of authority under the Ratification of Loan Documents together with (1) the delivery of customary legal opinions (which legal opinions shall cover authorization, execution, delivery, enforceability, and such other matters as Agent may reasonably request), corporate records and documents from public officials, satisfactory bankruptcy and lien searches and officer’s certificates, and (2) evidence of authority, existence and good standing;
(h)    Receipt of copies of the filed and accepted documents effectuating the Merger from the appropriate governmental authorities;
(i)    Written evidence that CVOP I is no longer a party to any agreement for the providing of advisory services, except as may be entered into with the advisor of Borrower;
(j)    If required by Agent or any Lender, compliance with any “know your customer” (including beneficial compliance certificates), anti-money laundering and anti-terrorism documentation requirements; and
(k)    if required by Agent, that the Borrower shall pay contemporaneously with the Merger Effective Date all fees (including legal fees) due and payable with respect to the satisfaction of the Merger Effectiveness Conditions.

Merger Structure. The structure of Borrower, CVOP II and the targets acquired pursuant to such transactions contemplated by the Merger Agreement shall be as set forth on Schedule 1.4 attached hereto.
MOB. Medical office building.
Mold. Surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description.
Mold Condition. The growth or existence of Mold, in such condition, location or quantity as would, individually or in the aggregate, pursuant to applicable Environmental Law or commercially reasonable industry standards, have a material adverse effect on (i) human health or the environment, or (ii) the value or condition of the Real Estate.
Moody’s. Moody’s Investor Service, Inc.
Mortgage Note Receivables. Mortgage and notes receivable and other promissory notes, including interest payments thereunder, in favor of, or payable to, the Borrower or any Subsidiary which are in, or made by, or payable by, any Person (other than the Borrower, CVOP II and, from and after the Merger, CVOP I, or their respective Subsidiaries) that are secured by (a) a first-lien mortgage loan on a Data Center Asset or Medical Asset or (b) a first-lien pledge of the equity interest in any entity which directly or indirectly (through the ownership of equity interests in one or more entities) owns an equity interest in an entity that owns a Data Center Asset or a Medical Asset.
Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
Net Offering Proceeds. The gross cash proceeds received by the Borrower or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by the Borrower or such Subsidiary in connection therewith. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary of Borrower, CVOP II or, from and after the Merger, CVOP I as a result of an investment by a joint venture partner or any Dividend Reinvestment Proceeds.
Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees in occupancy paying rent (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts including, without limitation, set-up fees and termination fees) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real

Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries, any property management fees and non recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.
Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.
NewCo. Lightning Merger Sub, LLC, a Maryland limited liability company, and its successor by name change following consummation of the Merger.
Non-Consenting Lender. See §18.8.
Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.
Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non‑recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such

Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.
Notes. Collectively, the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note.
Notice. See §19.
Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or insolvency proceeding, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
Occupancy Rate. With respect to any Eligible Real Estate included in the calculation of the Pool Availability, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Eligible Real Estate actually occupied by tenants that are (i) conducting business operations therein (subject to the last sentence of this definition) which are recognized businesses separate and distinct from those of the Borrower, the Guarantors or any of their respective Subsidiaries and (ii) paying rent (or subject to a specified free rent period provided for under the applicable lease) at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate Net Rentable Area of such Eligible Real Estate. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy, and to be conducting business operations in, Eligible Real Estate (i) notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or (ii) if it is otherwise scheduled to be open for business within some specified period. For purposes of determining compliance with §9.10, the aggregate Occupancy Rate shall be computed on an aggregated basis for all Pool Properties, consistent with the provisions for determining the Occupancy Rate for any individual Pool Property as set forth above.
OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.
Off-Balance Sheet Obligations. Liabilities and obligations of the Borrower or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

Operator(s). The manager of a Pool Property, the tenant under a Medical Property Lease, the property sublessee and/or the operator under any Operators’ Agreement, approved by Agent as required by this Agreement and any successor to such Operator approved by Agent as required by this Agreement. If, with respect to any Pool Property, there exists a property manager, a tenant under a Medical Property Lease and a property sublessee, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.
Operators’ Agreements. Collectively, a property management agreement, Medical Property Lease and/or other similar agreement regarding the management and operation of the Pool Properties between Borrower or a Subsidiary Guarantor, on the one hand, and a tenant under a Medical Property Lease or property manager, on the other hand.
Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).
Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
Participant Register. See §18.4.
Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Equity Investments. Investments in the Equity Interests of any Persons that are not Unconsolidated Affiliates or Wholly Owned Subsidiaries, provided that such Person’s primary business is the ownership, operation and development of Data Center Assets or Medical Assets.
Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.
Pool. The Initial Pool Properties plus any assets subsequently added as Pool Properties pursuant to §5.3 of this Agreement and minus any Pool Properties subsequently released pursuant to §5.6 of this Agreement.
Pool Availability. The Pool Availability shall be the amount which is the lowest of (a) the maximum principal amount of Loans and Letter of Credit Liabilities, which when added to all Consolidated Total Unsecured Debt other than the Loans and Letter of Credit Liabilities, would not cause the Consolidated Total Unsecured Debt to be greater than fifty-five percent (55.0%) of the Pool Value, and (b) the maximum principal amount of Loans and Letter of Credit Liabilities, which when added to all Consolidated Total Unsecured Debt other than the Loans and Letter of Credit Liabilities, would not cause the Implied Debt Service Coverage Ratio to be less than 1.50 to 1.00.
Pool Certificate. See §7.4(c)
Pool Property or Pool Properties. At the time of determination, the Eligible Real Estate owned or leased pursuant to a Ground Lease approved by the Agent, by a Subsidiary Guarantor and which satisfies the provisions of this Agreement to be included in the calculation of Pool Availability and has been included in the calculation of Pool Availability.
Pool Value. As of the date of determination, without duplication, the lesser of the following amounts determined individually for each Pool Property: (a) the Appraised Value of such Pool Property, and (b) the sum of the Property Costs and Acquisition Closing Costs of such Pool Property. The aggregate Pool Value for all Pool Properties shall be the sum of such calculations for all of the Pool Properties; provided, however, in the event that an adverse change occurs with respect to a material tenant(s) (individually or in the aggregate) at a Pool Property (e.g., a Tenant Reporting Event has occurred and is continuing, an amendment to a lease without Agent's prior written consent, lease termination, default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, assignment or sublease of a material portion of the space without Agent’s prior written consent), then for the purposes of the covenant calculations, at the Borrower’s election, the Pool Property will immediately after the end of such 75 day period be valued at either (i) zero

(0), or (ii) the current Appraised Value as determined by an updated Appraisal acceptable to the Agent. Additionally, if performance of the Pool Property improves or the adverse change is otherwise cured to Agent’s reasonable satisfaction, then the Borrower will have the right to obtain a new Appraisal acceptable to the Agent. Once the new Appraisal is accepted by Agent, then the value of the Pool Property shall be updated for purposes of this Agreement.
Potential Pool Property. Any Real Estate of a Wholly Owned Subsidiary of Borrower, CVOP II or, from and after the Merger, CVOP I which is not at the time included in the Pool and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Agent, and the completion and delivery of Eligible Real Estate Qualification Documents.
Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
Primary Licenses. With respect to any Pool Property or Person operating all or a portion of such Pool Property, as the case may be, the CON, permit or license to operate as a medical office, acute surgery center, long-term care center, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.
Property Cost. With respect to any Real Estate, the actual purchase price paid at the acquisition closing (excluding prorations) of such Real Estate.
Real Estate. All real property, including, without limitation, the Pool Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by Borrower or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.
Recipient. The Agent and any Lender.
Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Borrower or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse

Exclusions at such time a written claim is made with respect thereto, but only to the extent of such claim.
Register. See §18.2.
REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.
Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.
Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.
Rent Roll. A report prepared by the Borrower showing for all Real Estate, including, without limitation, each Pool Property, owned or leased by the Borrower or any of its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent provided that for single-tenant properties leased under triple net leases, the applicable lease shall constitute the rent roll for such Real Estate and no separate report shall be required.
Representative. See §14.16.
Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than fifty-one percent (51.0%) of the Total Commitment; provided, that (i) at all times when two (2) or more Lenders are party to this Agreement, the term “Required Lenders” shall in no event mean less than two (2) Lenders, and (ii) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.
Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
Revolving Credit Availability. The maximum amount of loans that Borrower may borrow from the lenders pursuant to §2.1 of this Agreement (not including any amounts Borrower may borrow pursuant to §2.11 of this Agreement until the conditions of the commitment increase thereunder have been satisfied by Borrower), less the sum of (i) the amount of all outstanding Revolving Credit Loans, and (ii) the aggregate amount of Letter of Credit Liabilities.
Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower, and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.
Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.
Revolving Credit Loan or Revolving Credit Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of FIVE HUNDRED MILLION AND NO/100 DOLLARS ($500,000,000.00) (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.1. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).
Revolving Credit Maturity Date. April 27, 2022, as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.
Revolving Credit Notes. See §2.1(b).
Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

SEC. The federal Securities and Exchange Commission.
Secured Debt. With respect to the Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness (including any Non-Recourse Indebtedness) of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.
Securities Act. The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).
S&P. Standard & Poor’s Ratings Group.
SNF. Skilled nursing facility.
Stabilized Property. A completed Data Center Asset or Medical Asset on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant/licensee improvements) for twelve (12) months, or which the Net Rentable Area of such Real Estate is at least eighty-five percent (85.0%) leased. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.
State. A state of the United States of America and the District of Columbia.
State Regulator. See §7.10.
Subordination of Advisory Agreement. The Fourth Amended and Restated Subordination of Advisory Fees dated as of even date herewith and entered into between Borrower, CVOP II and the Advisor evidencing the subordination of the advisory fees payable by the Borrower to the Advisor to the Obligations, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in CVOP II, CVOP II shall at all times be considered a Subsidiary of Borrower.

Notwithstanding any ownership interest in CVOP I, from and after the Merger, CVOP I shall at all times be considered a Subsidiary of Borrower.
Subsidiary Guarantors. Initially, CVOP II, and those Persons described on Schedule 1.2 hereto (which list set forth on Schedule 1.2 is as of August 7, 2019) and each Additional Guarantor. From and after the Merger, NewCo and CVOP I shall each become a Subsidiary Guarantor. Upon any Additional Guarantor becoming a Subsidiary Guarantor or upon the release of a Subsidiary Guarantor in accordance with the terms of this Agreement, Agent may unilaterally amend Schedule 1.2.
Swing Loan. See §2.5(a).
Swing Loan Commitment. The sum of Thirty Million and No/100 Dollars ($30,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.
Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.
Swing Loan Note. See §2.5(b).
Syndication Agent. Each of Capital One, National Association, but only in the event that Capital One, National Association is a Lender, SunTrust Bank, a Georgia state banking corporation, but only in the event that SunTrust Bank is a Lender, and BBVA USA, an Alabama banking corporation, but only in the event that BBVA USA, an Alabama banking corporation is a Lender.
Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Tenant EBITDA. For any period for a tenant or Operator, an amount equal to (a) net income (or loss) of each such person determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expenses; (ii) income taxes; (iii) depreciation; (iv) amortization and (v) for any senior housing facilities (memory care facilities, assisted living facilities, independent living facilities), and SNFs’ the actual property management expenses of such Medical Asset, minus (c) for any senior housing facilities (memory care facilities, assisted living facilities, independent living facilities, and SNFs), an amount equal to the greater of (i) actual property management expenses of such Medical Asset, or (ii) five percent (5.0%) of the gross revenues from such Medical Asset, minus (d) the applicable capital reserve for such type of Medical Asset contemplated by subparts (i)-(iv) within the definition of “Medical Properties Capital Reserve” in §1.1 of this Agreement.
Tenant Reporting Event. With respect to any Medical Asset that is a Pool Property, any such time as (a) the ratio of (i) EBITDAR to (ii) all base rent and additional rent due and payable by a tenant under its respective Lease during the previous twelve calendar months is less than 1.00 to 1.00, and (b) such tenant has failed to timely provide to the Borrower or any of its Subsidiaries, as landlord, any financial reporting information required to be delivered pursuant to the terms and conditions of its Lease.
Term A Base Rate Loans. The Term Loans A bearing interest by reference to the Base Rate.
Term A LIBOR Rate Loans. The Term Loans A bearing interest by reference to LIBOR.
Term B Base Rate Loans. The Term Loans B bearing interest by reference to the Base Rate.
Term B LIBOR Rate Loans. The Term Loans B bearing interest by reference to LIBOR.
Term Base Rate Loans. Collectively, the Term A Base Rate Loans and the Term B Base Rate Loans.
Term LIBOR Rate Loans. Collectively, the Term A LIBOR Rate Loans and the Term B LIBOR Rate Loans.
Term Loan or Term Loans. Collectively, the Term Loans A and the Term Loans B.
Term Loan A or Term Loans A. An individual Term Loan or the aggregate Term Loans, as the case may be, made by the Term Loan A Lenders in the maximum principal amount of TWO HUNDRED EIGHTY MILLION AND NO/100 DOLLARS ($280,000,000.00) (subject to increase as provided in §2.11).
Term Loan A Advance. See §2.2(a).
Term Loan A Commitment. As to each Term Loan A Lender, the amount equal to such Term Loan A Lender’s Term Loan A Commitment Percentage of the aggregate principal amount of the Term Loans A from time to time Outstanding to the Borrower.
Term Loan A Commitment Period. See §2.2(a).
Term Loan A Commitment Percentage. With respect to each Term Loan A Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan A Lender’s percentage of the aggregate Term Loans A to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Term Loan A Lenders. Collectively, the Lenders which have a Term Loan A Commitment, the initial Term Loan A Lenders being identified on Schedule 1.1 hereto.
Term Loan A Maturity Date. April 27, 2023, or such earlier date on which the Term Loans A shall become due and payable pursuant to the terms hereof.

Term Loan A Notes. A promissory note or notes made by the Borrower in favor of a Term Loan A Lender in the principal face amount equal to such Term Loan A Lender’s Term Loan A Commitment, in substantially the form of Exhibit C-1 hereto.
Term Loan B or Term Loans B. An individual Term Loan or the aggregate Term Loans, as the case may be, subject to increase as provided in §2.11) made by the Term Loan B Lenders hereunder.
Term Loan B Commitment. As to each Term Loan B Lender, the amount equal to such Term Loan B Lender’s Term Loan B Commitment Percentage of the aggregate principal amount of the Term Loans B from time to time Outstanding to the Borrower. As of the Closing Date, the Term Loan B Commitment is $00.00 and no Lender is committed to fund any portion of Term Loan B to Borrower.
Term Loan B Commitment Amendment. See §2.11(a).
Term Loan B Commitment Percentage. With respect to each Term Loan B Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan B Lender’s percentage of the aggregate Term Loans B to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Term Loan B Lenders. Collectively, the Lenders which have a Term Loan B Commitment.
Term Loan B Maturity Date. The maturity date selected by Borrower and agreed to by Agent and the Term Loan B Lenders pursuant to §2.11, or such earlier date on which the Term Loans B shall become due and payable pursuant to the terms hereof; provided, however, in no event will the Term Loan B Maturity Date occur earlier than the Term Loan A Maturity Date.
Term Loan B Notes. A promissory note or notes made by the Borrower in favor of a Term Loan B Lender in the principal face amount equal to such Term Loan B Lender’s Term Loan B Commitment, in substantially the form of Exhibit C-2 hereto.
Term Loan Commitment. As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time Outstanding to the Borrower.
Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
Term Loan Lenders. Collectively, the Term Loan A Lenders and the Term Loan B Lenders.
Term Loan Notes. Collectively, the Term Loan A Notes and the Term Loan B Notes.

Third Party Payor Programs. Any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which Borrower, any Subsidiary Guarantor or any Operator may be subject with respect to any Pool Property.
Threat of Release. A substantial likelihood of a Release which requires, pursuant to Environmental Law, action to prevent or mitigate damage to the environment which may result from such Release.
Titled Agents. The Syndication Agent, the Joint Arrangers, the Bookrunner and the Documentation Agents.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of August 7, 2019, the Total Commitment is SEVEN HUNDRED EIGHTY MILLION AND NO/100 DOLLARS ($780,000,000.00). The Total Commitment may increase in accordance with §2.11.
Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of August 7, 2019, the Total Revolving Credit Commitment is FIVE HUNDRED MILLION AND NO/100 DOLLARS ($500,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.
Total Term Loan Commitment. The sum of the Term Loan Commitments of the Term Loan Lenders, as in effect from time to time. As of August 7, 2019, the Total Term Loan Commitment is TWO HUNDRED EIGHTY MILLION AND NO/100 DOLLARS ($280,000,000.00). The Total Term Loan Commitment may increase in accordance with §2.11.
TRICARE. The health care program maintained by the United States of America for its uniformed service members, retirees and their families.
Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.
Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.

Unsecured Debt. Indebtedness of the Borrower and its Subsidiaries outstanding at any time which is not Secured Debt.
Unused Fee (Revolving Credit). See §2.3.
Unused Fee Percentage (Revolving Credit). With respect to any day during a calendar quarter, (i) 0.15% per annum, if the sum of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swing Loans outstanding on such day is 50% or more of the Total Revolving Credit Commitment (other than Revolving Credit Commitments made by a Defaulting Lender), or (ii) 0.25% per annum if the sum of the Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swing Loans outstanding on such day is less than 50% of the Total Revolving Credit Commitment (other than Revolving Credit Commitments made by a Defaulting Lender).
U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
Wholly Owned Subsidiary. As to the Borrower, CVOP II, and from and after the Merger, CVOP I; and, as applicable, any Subsidiary of such Person that is directly or indirectly owned 100% by such Person.
Withholding Agent. The Borrower, any Guarantor and the Agent, as applicable.
Write Down and Conversion Powers. With respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail In Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EU Bail In Legislation Schedule.
§1.2    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification of such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns and in the event such Person is a limited liability company and shall undertake an LLC Division, shall be deemed to include each limited liability company resulting from any such LLC Division.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting.

(g)    The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)    Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
(l)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(m)    To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in Sections §2.12(a)(iv), §2.13(c)(iii), §5.3(e), §10.9 and §11.2 shall not apply solely with respect to any such representations and warranties

(n)    For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
§1.3    Financial Attributes of Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries. Notwithstanding anything contained in this Agreement to the contrary, when determining the Borrower's compliance with any financial covenant contained in any of the Loan Documents, only the Borrower’s, CVOP II’s and, from and after the Merger, CVOP I’s, Equity Interest of the financial attributes of an Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary shall be included.
§2.    THE CREDIT FACILITY.
§2.1    Revolving Credit Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of (A) the Pool Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans, Term Loans and Swing Loans, plus (2) the aggregate amount of Letter of Credit Liabilities, plus (3) the outstanding principal amount of the Consolidated Total Unsecured Debt (excluding the Loans and Letter of Credit Liabilities); provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time (i) exceed the lesser of (A) Pool Availability minus the Outstanding Term Loans A and the Outstanding Term Loans B and the outstanding principal amount of the Consolidated Total Unsecured Debt (excluding the Loans and Letter of Credit Liabilities), and (B) the Total Revolving Credit Commitment or (ii) cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)    The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Revolving Credit Notes”, as defined in the Existing Credit Agreement, which indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof, as applicable, in accordance with their respective Revolving Credit Commitment Percentages. On the Closing Date, the Revolving Credit Lenders shall make adjustments among themselves so that the outstanding Revolving Credit Loans are consistent with their Revolving Credit Commitment Percentages.
§2.2    Commitment to Lend Term Loan A and Term Loan B.
(a)    Subject to the terms and conditions set forth in this Agreement, each Term Loan A Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Term Loan A Advance”) to the Borrower from time to time up to a maximum of one (1) advance on the Closing Date (after giving effect to any advances outstanding under the Existing Credit Agreement), such sums as are requested by the Borrower for the purposes set forth in §2.9, in an amount (i) following the Closing Date of an integral multiple of $10,000,000 (or if the remaining unadvanced portion of the Term Loan A Commitment is less than $10,000,000, Borrower shall be permitted to make a single draw in the amount of the remaining unadvanced portion of the Term Loan A Commitment in order to fully fund Term Loan A), and (ii) up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Term Loan A Commitment; provided, however, that all Term Loans A shall be subject to the satisfaction of the conditions precedent set forth in §11.
(b)    Any Term Loans B made as a result of any increase in the Total Term Loan B Commitments pursuant to §2.11 shall be made on the applicable Commitment Increase Date and each Lender which elects to increase its Term Loan B Commitment or acquire a Term Loan B Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan B to the Borrower in an amount equal to (a) with respect to any existing Term Loan B Lender, the amount by which such Term Loan B Lender’s Term Loan B Commitment increases on the applicable

Commitment Increase Date and (b) with respect to any new Term Loan B Lender, the amount of such new Lender’s Term Loan B Commitment. Each request for a Term Loan B hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Term Loan B Lender that such conditions have not been satisfied. The Term Loans B shall be evidenced by the Term Loans B Notes dated as of the making of such Loan (except as otherwise provided in §18.3) and completed with appropriate insertions. One Term Loan B Note shall be payable to the order of each Term Loan B Lender in the principal amount equal to such Term Loan B Lender’s Term Loan B Commitment or, if less, the outstanding amount of all Term Loan B Loans made by such Term Loan B Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan B or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan B or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loans B set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan B Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan B Note to make payments of principal of or interest on any Term Loan B Note when due.
§2.3    Facility Unused Fees.    The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee (the “Unused Fee (Revolving Credit)”) equal to an aggregate amount computed on a daily basis for such calendar quarter by multiplying the Unused Fee Percentage (Revolving Credit) applicable to such day, calculated as a per diem rate, times the excess of the Total Revolving Credit Commitment (other than Revolving Credit Commitments made by a Defaulting Lender) over the Outstanding Revolving Credit Loans (other than Revolving Credit Loans made by a Defaulting Lender), Letter of Credit Liabilities and Swing Loans on such day. The Revolving Credit Unused Fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.
§2.4    Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than fifty percent (50.0%) of the highest Total Revolving Credit Commitment at any time existing under this Agreement) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.
§2.5    Swing Loan Commitment.
(a)    Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment; and (iii) the outstanding principal amount of the Revolving Credit Loans, and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities, shall not at any time exceed the lesser of (a) the Total Revolving Credit Commitment and (b) the sum of (i) the Pool Availability, minus (ii) the sum of the outstanding principal amount of the Term Loans A and Term Loans B and the aggregate outstanding principal amount of the Consolidated Total Unsecured Debt (excluding the Loans and Letter of Credit Liabilities), or cause a violation of the covenant set forth in §9.1. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within three (3) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is three (3) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.
(b)    The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.
(c)    The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Revolving Credit Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).
(d)    The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.
(e)    If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.
(f)    Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.
(g)    Each Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Revolving Credit Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6    Interest on Loans.
(a)    Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.
(b)    Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.
(c)    Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or is converted to a Term LIBOR Rate Loan at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Base Rate Loans.
(d)    Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Term LIBOR Rate Loans.
(e)    The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
(f)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.
§2.7    Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit H hereto (or telephonic notice confirmed in writing in the form of Exhibit H hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by noon (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown

Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than five (5) Revolving Credit LIBOR Rate Loans outstanding at any one time.
§2.8    Funds for Loans.
(a)    Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date, or on the Closing Date or Commitment Increase Date (if applicable) with respect to any Term Loans, the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.
(b)    Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans, or on the Closing Date, Drawdown Date or Commitment Increase Date (if applicable) with respect to any Term Loans, that such Lender will not make available to Agent such Lender’s Revolving Credit Commitment Percentage of a proposed Revolving Credit Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).
§2.9    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) acquisitions of fee simple ownership of Real Estate or Real Estate subject to a Ground Lease, (c) tenant improvements and leasing commissions with respect to the Real Estate, (d) repayment of Indebtedness, (e) capital expenditures with respect to the Real Estate, and (f) general corporate and working capital purposes.
§2.10    Letters of Credit.
(a)    Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit I hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (x) the Total Revolving Credit Commitment and (y) the sum of (A) the Pool Availability less (B) the sum of the outstanding principal amount of the Term Loans A and Term Loans B, the aggregate outstanding principal amount of the Consolidated Total Unsecured Debt (excluding the Loans and Letter of Credit Liabilities), or cause a violation of the covenant set forth in §9.1. (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans, Term Loans, and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (X) the Total Commitment or (Y) the sum of the Pool Availability or cause a violation of the covenants set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of

Credit. Unless the Issuing Lender and the Majority Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond five (5) Business Days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.
(b)    Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial officer or chief accounting officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit M attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.
(c)    The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
(d)    Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
(e)    Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate per annum equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the then Applicable Margin for LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving

Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.
(f)    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). The Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of the Borrower’s intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).
(g)    If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving

Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
(h)    Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
(i)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(j)    The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Revolving Credit Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Revolving Credit Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Revolving Credit Lenders in good faith will be binding on the Borrower and will not put Agent, Issuing Lender or the other Revolving Credit Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11    Increase in Total Commitment.
(a)    Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the date that is one (1) year prior to the Revolving Credit Maturity Date (as may be extended pursuant to §2.12 below), the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, to request an increase in the Total Revolving Credit Commitment and/or the Total Term Loan Credit Commitment by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $5,000,000.00 and increments of $1,000,000.00 in excess thereof, and the Total Commitment shall not exceed $1,000,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with KCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, in connection with such increase in the Revolving Credit Commitment and/or Term Loan Commitment, as applicable, pursuant to the Agreement Regarding Fees. If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Revolving Credit Lenders or Term Loan Lenders, as applicable (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment or the Total Term Loan Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender or Term Loan Lender, as applicable, who desires to provide an additional Revolving Credit Commitment or Term Loan Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment or Term Loan Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KCM shall allocate the Commitment Increase among the Revolving Credit Lenders or Term Loan Lenders, as applicable, who provide such commitment letters on such basis as the Agent and KCM, shall determine in their sole discretion. If the additional Revolving Credit Commitments or Term Loan Commitments, as applicable, so provided are not sufficient to provide the full amount of the Revolving Credit Commitment Increase or the Term Loan Commitment Increase, as applicable, that is requested by the Borrower, then the Agent, KCM, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, KCM, and the Borrower) to become a Revolving Credit Lender or Term Loan Lender, as applicable, and provide an additional Revolving Credit Commitment or Term Loan Commitment, as applicable. The Agent shall provide all Revolving Credit Lenders or Term Loan Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment or Term Loan Commitment, as applicable, to be provided by each Revolving Credit Lender or Term Loan Lender, as applicable, and the revised Revolving Credit Commitment Percentages or Term Loan Commitment Percentages, as applicable, which shall be applicable after the effective date of the Revolving Credit Commitment Increase or Term Loan Commitment Increase, as applicable, specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment or Term Loan Commitment.

(b)    In the event of the initial increase of the Term Loan B Commitment, the Borrower, the Agent and the Lenders providing such initial Term Loan B Commitment shall enter into an amendment to this Agreement as is necessary to evidence such increase of the Term Loan B Commitment (the “Term Loan B Commitment Amendment”), and all Lenders not providing the initial Term Loan B Commitments hereby consent to such limited scope amendment without future consent rights with respect to such Term Loan B Commitment Amendment, provided that any such amendment regarding the Term Loan B shall provide that: (A) the final maturity date of the Term Loan B Commitment shall be no earlier than the Revolving Credit Maturity Date, (B) there shall be no scheduled amortization of the loans or reductions of commitments under the Term Loan B Commitment (which shall not restrict any mandatory prepayments required under §3.2 below), (C) the Term Loan B will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the Borrower and Guarantors with respect to the existing Revolving Credit Loans, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to such Term Loan B shall be determined by the Borrower and such Term Loan B Lenders, and (E) the Term Loan B Lenders may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Revolving Credit Loans and Term Loans A.
(c)    On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans or Term Loans, as applicable, shall be reallocated among the Revolving Credit Lenders or Term Loan Lenders, as applicable, such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans or Term Loans, as applicable, owed to each Revolving Credit Lender or Term Loan Lender, as applicable, shall be equal to such Lender’s Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans or Term Loans, as applicable. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date, those Revolving Credit Lenders or Term Loan Lenders whose Revolving Credit Commitment Percentage or Term Loan Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders or Term Loan Lenders, as applicable, whose Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable, is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans or Term Loans, as applicable. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.
(d)    Upon the effective date of each increase in the Total Revolving Credit Commitment or Total Term Loan Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes or Term Loan Notes for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment and such Term Loan Lender’s Term Loan Note shall equal its Term Loan Commitment. The Agent shall deliver such replacement Revolving Credit Notes and Term

Loan Notes to the respective Lenders in exchange for the Revolving Credit Notes and Term Loan Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes and Term Loan Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and Term Loan Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes or Term Loan Notes, as applicable. In connection therewith, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and Term Loan Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes and Term Loan Notes shall be canceled and returned to the Borrower.
(e)    Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment, or the Agent and the Term Loan Lenders to increase the Total Term Loan Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as applicable:
(i)    Payment of Activation Fee. The Borrower shall pay (A) to the Agent and KCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KCM such facility fees as the Revolving Credit Lenders or Term Loan Lenders who are providing an additional Revolving Credit Commitment or Term Loan Commitment, as applicable, may require to increase the aggregate Revolving Credit Commitment or Term Loan Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KCM shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and
(ii)    No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment or Total Term Loan Commitment is increased, there shall exist no Default or Event of Default; and
(iii)    Representations True. The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment or Term Loan Commitment is increased, both immediately before and after the Total Revolving Credit Commitment or Total Term Loan Commitment is increased; and
(iv)    Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance

Certificate and Pool Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any title commitment or report or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase;
(v)    Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion; and
(vi)    Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least five (5) Business Days prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.
§2.12    Extension of Revolving Credit Maturity Date.
(a)    Borrower shall have (x) the one-time right and option to extend the Revolving Credit Maturity Date to April 27, 2023, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:
(i)    Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.
(ii)    Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments, an extension fee in an amount equal to twenty (20) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.
(iii)    No Default. On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.
(iv)    Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension).

(v)    Pro Forma Covenant Compliance. Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that Borrower will be in pro forma compliance with the covenants set forth in §9 immediately after giving effect to the extension.
(vi)    Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional opinions, consents and affirmations and other documents as the Agent may reasonably require, and the Borrower shall pay the cost of any title searches, endorsement or update thereto or any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.
(vii)    Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least five (5) Business Days prior to the Revolving Credit Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.
Such extension of the Revolving Credit Maturity Date shall be effective upon the later of (i) the date such notice is given and (ii) the date the extension fee is paid; provided, that Borrower also certifies to Agent in writing that the conditions in §2.12(a)(i)-(vii) have also been satisfied. Agent shall promptly notify Borrower in writing when the extension is effective (provided no such acknowledgment shall constitute a waiver of any misrepresentation or other Default or Event of Default).
§2.13    Defaulting Lenders.
(a)    If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders, the Majority Term Loan B Lenders, the Required Lenders, all of the Lenders or affected Lenders, shall, except as provided in §27, be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1.0%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b)    Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).
(c)    During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender); provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §10 and §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Revolving Credit Commitment Percentages and Term Loan Commitment Percentages, as applicable, without regard to §2.13(c), prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)    Within five (5) Business Days of demand by the Issuing Lender or Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender (after giving effect to §2.5(a), §2.10(a) and §2.13(c)) on terms satisfactory to the Issuing Lender and/or Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.
(f)    %3.    Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee (Revolving Credit) pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender.
(i)    [Intentionally Omitted].
(ii)    Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.
(iii)    With respect to any Unused Fee (Revolving Credit) or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.
(g)    If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
§3.    REPAYMENT OF THE LOANS.
§3.1    Stated Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan A Maturity Date and there shall become absolutely due and payable on the Term Loan A Maturity Date all of the Term Loans A Outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan B Maturity Date and there shall become absolutely due and payable on the Term Loan B Maturity Date all of the Term Loans B Outstanding on such date, together with any and all accrued and unpaid interest thereon.
§3.2    Mandatory Prepayments.
(a)    [Intentionally Omitted].
(b)    [Intentionally Omitted].
(c)    If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the Total Revolving Credit Commitment, then the Borrower shall, within fifteen (15) calendar days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.
(d)    If at any time the sum of the aggregate outstanding principal amount of Consolidated Total Unsecured Debt (including the Revolving Credit Loans, the Swing Loans, the Term Loans and the Letter of Credit Liabilities) exceeds the Pool Availability, then the Borrower shall, within fifteen (15) calendar days of such occurrence reduce the aggregate amount of such Consolidated Total Unsecured Debt by the amount of such excess (and if any such reduction is made with respect to the Obligations, then Borrower shall pay such amount to the Agent for the respective accounts of the Lenders for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender).
§3.3    Optional Prepayments.
(a)    The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.
(b)    The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Term LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.
(c)    The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.
§3.4    Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, and then to the principal of the Outstanding Revolving Credit Loans, and then pro rata to the principal of the Outstanding Term Loans A and the Outstanding Term Loans B (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).
§3.5    Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is prepaid may not be reborrowed.
§4.    CERTAIN GENERAL PROVISIONS.
§4.1    Conversion Options.
(a)    The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than five (5) Revolving Credit LIBOR Rate Loans and two (2) Term LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan or a Term Base Rate Loan in a principal amount of less than $1,000,000.00, or a Revolving Credit LIBOR Rate Loan or a Term LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.
(b)    Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(c)    In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall, subject to compliance with the other terms of this Agreement, be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.
§4.2    Fees. The Borrower agrees to pay to KeyBank, Agent, the Joint Arrangers, and the Bookrunner for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain Agreement Regarding Fees dated as of April 27, 2018 among CVOP II, KeyBank and KCM, fee letter dated as of July 22, 2019 among the Borrower, KeyBank and KCM (the “Agreement Regarding Fees”) and any fee letters dated on or near the date hereof between the Borrower and the Joint Arrangers (other than KCM). All such fees shall be fully earned when paid and nonrefundable under any circumstances. The Borrower agrees and acknowledges that no proceeds of the Loans will be used to pay any arrangement fees, and Borrower will pay for such fees out of pocket.
§4.3    Funds for Payments.
(a)    All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the

Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.
(b)    All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.
(e)    Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)    As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(h)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(i)    Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    The obligations of the Borrower to the Revolving Credit Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Revolving Credit Lenders (other than the defense of payment to the Revolving Credit Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
§4.4    Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 or 366 day year, as applicable, in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.
§4.5    Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.
§4.6    Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.
§4.7    Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
§4.8    Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a)    subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or
(b)    materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)    impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
(d)    impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
(i)    to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or
(iii)    to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.
§4.9    Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding liquidity or capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.
§4.10    Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.
§4.11    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus five percent (5.0%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to five percent (5.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (or, in the case of amounts due at the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable, within fifteen (15) Business Days of such date).
§4.12    Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.
§4.13    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.
§4.14    Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3 (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.
§4.15    Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto, provided that the foregoing shall not apply to any liability arising out of the bad faith, willful misconduct or gross negligence of the Agent.
§4.16    Successor LIBOR Rate Index.

(a)     If the Agent determines (which determination shall be final and conclusive, absent manifest error) or the Required Lenders notify the Agent (with, in the case of the Required Lenders, a notice to Borrower) that the Required Lenders have determined either (i)(x) the circumstances set forth in §4.5 have arisen and are unlikely to be temporary, or (y) the circumstances set forth in §4.5 have not arisen but the applicable supervisor or administrator (if any) of LIBOR or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent may (in consultation with the Borrower) choose a replacement index for LIBOR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate for the applicable Interest Period based on the replacement index will be generally equivalent to the all-in LIBOR based interest rate for the equivalent Interest Period in effect prior to its replacement.
(b)    The Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent and approved by the Borrower, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, §27), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (Cleveland, Ohio time) on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.
(c)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LIBOR to the replacement index and (y) yield or risk-based differences between LIBOR and the replacement index.

(d)    Until an amendment reflecting a new replacement index in accordance with this §4.16 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to LIBOR; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) or the Required Lenders notify the Agent (with, in the case of the Required Lenders, a notice to Borrower) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
(e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
§5.    GUARANTORS.
§5.1    Unsecured Obligations. The Lenders have agreed to make the Loans to the Borrower and issue Letters of Credit for the account of the Borrower on an unsecured basis; provided, however, that the Obligations shall be guaranteed pursuant to the terms of the Guaranty.
§5.2    Appraisals; Adjusted Value.
(a)    At Agent’s request or, at the request of the Required Lenders, option to be exercised not more frequently than annually, the Agent may on behalf of the Lenders obtain current Appraisals of each of the Pool Properties. In any such case, said Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the Pool Properties, and the Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals.
(b)    Notwithstanding the provisions of §5.2(a), the Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Pool Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (ii) at any time following an Event of Default, (iii) if the Agent reasonably believes that there has been a material adverse change or deterioration with respect to any Pool Property, including, without limitation, a material change in the market in which any Pool Property is located, or (iv) so long as no Event of Default then exists, at the request of the Borrower in the event of any material construction or alterations to a Pool Property. In addition, Borrower shall deliver to Agent appraisals reasonably satisfactory to Agent setting forth the as-is value of Stabilized Properties owned by Borrower, CVOP II, from and after the Merger, CVOP I, and their respective Subsidiaries not included in the calculation of Pool Availability but which are included in the calculation of Gross Asset Value (provided that Borrower shall not be required to obtain new appraisals with respect to such properties described in this sentence). The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to Agent within fifteen (15) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Pool Property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months if no Event of Default exists.

(c)    The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.
§5.3    Addition of Pool Properties.
Provided no Default or Event of Default exists, the Borrower shall have the right, subject to the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Pool Properties as part of the Pool Availability. In the event the Borrower desires to add include Potential Pool Properties in the calculations of the Pool Availability as aforesaid, the Borrower shall provide written notice to the Agent of such request. No Potential Pool Properties shall be included in the calculation of the Pool Availability unless and until the following conditions precedent shall have been satisfied as determined by Agent (or as required by this Agreement, Agent and the Required Lenders):
(a)    such Potential Pool Property shall be Eligible Real Estate and satisfy the requirements contained in §7.26;
(b)    the Wholly Owned Subsidiary owning such Pool Property shall have executed a Joinder Agreement and satisfied the conditions of §5.5;
(c)    prior to or contemporaneously with such addition, Borrower shall have submitted to Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 and a Pool Certificate, both prepared on a pro forma basis and adjusted to give effect to such addition of such Potential Pool Property, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;
(d)    the Wholly Owned Subsidiary which is the owner of the Potential Pool Property shall have executed and delivered to the Agent all applicable Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;
(e)    after giving effect to the inclusion of such Potential Pool Property, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of Pool Properties in the calculation of the Pool Availability, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by Agent in writing (which disclosures shall be deemed to amend the schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under §9.1, §9.8, §9.9, §9.10, §9.11 or §9.12), and the Agent shall have received a certificate of the Borrower to such effect; and
(f)    the Agent shall have consented to the inclusion of such Real Estate as a Pool Property, which consent in each case may be granted in the Agent’s sole and absolute discretion.
§5.4    [Intentionally Omitted].
§5.5    Additional Guarantors. In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of Borrower, CVOP II or, from and after the Merger, CVOP I be included as a Pool Property as contemplated by §5.3 and such Real Estate is approved for inclusion as a Pool Property in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included as a Pool Property, cause each such Wholly Owned Subsidiary, and any other Subsidiary of Borrower, CVOP II or, from and after the Merger, CVOP I which owns an interest in such Wholly-Owned Subsidiary, to execute and deliver to Agent a Joinder Agreement, and such Subsidiary or Subsidiaries, as applicable, shall become a Guarantor hereunder. In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall promptly notify Agent and within sixty (60) calendar days execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Without limiting the foregoing, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary within the meaning of clause (b) of the definition thereof, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary becoming a guarantor or other obligor with respect to such other Unsecured Debt described therein (unless such Indebtedness was incurred prior to such Subsidiary becoming a Subsidiary Guarantor and not in contemplation of such Subsidiary becoming a Subsidiary Guarantor, in which case such Subsidiary shall execute and deliver to Agent a Joinder Agreement within five (5) Business Days of such Person’s becoming a Subsidiary of the Borrower), cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall thereby become a Subsidiary Guarantor hereunder. Each such Subsidiary Guarantor shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and to execute the Contribution Agreement. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6    Release of Certain Guarantors.
(a)    Provided no Default or Event of Default shall have occurred and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.6(a)), in the event that (1) all Pool Properties owned by such Subsidiary Guarantor have been removed from the calculation of Pool Availability, and (2) such Subsidiary Guarantor will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Debt of the Borrower or any of its Subsidiaries, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement and the other Loan Documents to which it is a party.
(b)    The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor that is a Guarantor solely by virtue of being a Material Subsidiary from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release; (iii) such Subsidiary Guarantor is not the direct or indirect owner or lessee of a Pool Property and will not, upon giving effect to such requested release, be a guarantor of or otherwise liable with respect to any other Unsecured Debt of the Borrower or any of its Subsidiaries of the type described in clause (b) of the definition of Material Subsidiary which would require it to be a Guarantor; and (iv) the Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower, CVOP I or CVOP II has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all of its assets, the net cash proceeds, if any, from such disposition are being distributed to the Borrower, CVOP I or CVOP II, as applicable, in connection with such disposition, or (B) such Guarantor will be the borrower with respect to Secured Debt that is not prohibited under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor, or (C) the Borrower has contributed or simultaneously with such release will contribute its entire direct or indirect interest in such Guarantor to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary or that such Guarantor will be contributing all of its assets to an Unconsolidated Affiliate or a Subsidiary which is not a Wholly Owned Subsidiary in compliance with the terms of this Agreement, or (D) such Guarantor is an Excluded Subsidiary. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to the Borrower, which may only be released upon the written approval of Agent and all of the Lenders.
(c)    The provisions of this §5.6 shall not apply to Borrower, CVOP I, CVOP II or NewCo.
§6.    REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1    Corporate Authority, Etc.
(a)    Incorporation; Good Standing. The Borrower is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. The Borrower conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and the Borrower has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. CVOP I is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. CVOP II is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where a Pool Property owned by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.
(b)    Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where a Pool Property owned or leased by it is located (to the extent required by Applicable Law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.
(c)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not, as of the date of execution and delivery thereof, require the approval or consent of any Person other than those already obtained and delivered to Agent.
(d)    Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
§6.2    Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or other Governmental Authority other than those already obtained, and filings after the date hereof of disclosures with the SEC, or as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any Real Estate.
§6.3    Title to Properties. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others, including any mortgages, leases pursuant to which the Borrower or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
§6.4    Financial Statements. The Borrower has furnished to Agent: (a) the preliminary consolidated balance sheet of the Borrower and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar quarter then ended certified by the chief financial officer or chief accounting officer of the Borrower, (b) a preliminary unaudited statement of Net Operating Income for the period ending June 30, 2019 reasonably satisfactory in form to the Agent and certified by the chief financial officer or chief accounting officer of the Borrower as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Pool Properties. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of the Borrower or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.
§6.5    No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects, operations or business of the Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of the Borrower, its Subsidiaries or any of the Pool Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operations or financial condition of the Borrower, its Subsidiaries, considered as a whole, or of any of the Pool Properties.
§6.6    Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 hereto or, with respect to Pool Properties added after the Closing Date, as set forth in a schedule to the Joinder Agreement delivered in connection therewith, none of the Pool Properties is owned or operated by Borrower, CVOP I, CVOP II or their respective Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6 or, with respect to Pool Properties added after the Closing Date, as set forth in a schedule to the Joinder Agreement delivered in connection therewith.
§6.7    Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor, any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, Pool Properties or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries, individually or in the aggregate, in excess of $1,000,000.00, or against or affecting the Pool Properties. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of Borrower, any Guarantor or any of their respective Subsidiaries or to Borrower or any Guarantor’s knowledge, any Operator of any Medical Property, is the subject of an audit by a Governmental Authority or, to Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.
§6.8    No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective

Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.
§6.9    Compliance with Other Instruments, Laws, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.
§6.10    Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for Borrower is 46-1854011, for CVOP I is 27-5473842 and for CVOP II is 90-0929030.
§6.11    No Event of Default. No Default or Event of Default has occurred and is continuing.
§6.12    Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
§6.13    [Intentionally Omitted.]
§6.14    [Intentionally Omitted.]Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.
§6.15    Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the assets of the Borrower or any of its Subsidiaries, including, without limitation, any Pool Property, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.
§6.16    Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Pool Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17    Place of Business. The principal place of business of the Borrower is Two Urban Center, 4890 W. Kennedy Blvd., Suite 650, Tampa, Florida 33609.
§6.18    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.19    Environmental Compliance. The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth (i) in the written environmental site assessment reports of an Environmental Engineer provided to the Agent (A) in the case of the Initial Pool Properties, as of the Closing Date, or (B) with respect to other Real Estate owned as of the date hereof, on or before the date hereof, or in the case of Real Estate (other than the Initial Pool Properties, if any) acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, or (ii) on Schedule 6.20, makes the following representations and warranties:
(a)    None of the Borrower, the Guarantors or their respective Subsidiaries nor any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Pool Property.
(b)    None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Pool Property.
(c)    (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental

Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, which Release would have a material adverse effect on the value of such Real Estate or adjacent properties, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off‑site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.20(c) as to any Real Estate (other than the Pool Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).
(d)    None of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.
(e)    There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Pool Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Pool Property.
(f)    Neither the Borrower nor any Guarantor has received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate (other than the Pool Properties) has had or could reasonably be expected to have a Material Adverse Effect, nor is there any basis for such a claim.
§6.20    Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of the Borrower, the form and jurisdiction of organization of each of the Subsidiaries of the Borrower, and the Borrower’s direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, the Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.
§6.21    Leases. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Pool Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll as of the date of inclusion of each Pool Property in the Pool Availability with respect to all Leases of any portion of the Pool Property has been provided to the Agent (except with respect to each Pool Property that is leased to a single tenant under a triple-net lease, the lease has been provided to Agent in lieu of a Rent Roll). The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Pool Property and in the Building relating thereto. Except as reflected on such Rent Roll or on Schedule 6.22 no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Pool Property in the Pool Availability, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 6.22, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. Except as reflected in Schedule 6.22, no property, other than the Pool Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.
§6.22    Property. Subject to Schedule 6.23 and the property condition reports for the Initial Pool Properties delivered to the Agent on or before the Closing Date, (i) all of the Pool Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.23, Environmental Laws) except where a failure to so comply as to Real Estate other than the Pool Properties has not and could not reasonably be expected to have a Material Adverse Effect, (iv) all water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Pool Properties are installed to the property lines of the Pool Properties through dedicated public rights of way or through perpetual private easements approved by the Agent and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with Applicable Law, (v) the streets abutting the Pool Properties are dedicated and accepted public roads, to which the Pool Properties have direct access (or indirect access via recorded easements that are insured without exception pursuant to the related Title Policy) by trucks and other motor vehicles and by foot, or are perpetual private ways (with direct access by trucks and other motor vehicles and by foot to public roads) to which the Pool Properties have direct access approved by the Agent (or indirect access via recorded easements that are insured without exception pursuant to the related Title Policy), (vi) sufficient private ways providing access to the Pool Properties are zoned in a manner which will permit access to the Building over such ways by trucks and other commercial and industrial vehicles, (vii) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (viii) each Real Estate asset is separately assessed for purposes of real estate tax assessment and payment, (ix) there are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (x) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Pool Property or any material portion of any other Real Estate, (xi) none of the Pool Property or any material portion of any other Real Estate is now damaged as a result of any fire, explosion, accident, flood or other casualty, (xii) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Real Estate or canceling or threatening to cancel any policy of insurance, and each of the Real Estate assets complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xiii) no person or entity has any right or option to acquire any Real Estate or any Building thereon or any portion thereof or interest therein, except for certain tenants of such Real Estate not constituting Pool Properties pursuant to the terms of their Leases and tenants in common under applicable tenant in common agreements, (xiv) neither the Borrower nor any Subsidiary Guarantor is a party to any Management Agreements for any of the Pool Properties except as has been delivered to Agent, (xv) to the best knowledge of the Borrower and any Subsidiary Guarantors, there are no material claims or any bases for material claims in respect of any Pool Property or its operation by any party to any service agreement or Management Agreement, and (xvi) there are no material agreements not otherwise terminable upon 30 days’ notice pertaining to any Pool Property, any Building thereon or the operation or maintenance of either thereof other than as described in this Agreement (including the Schedules hereto) or the Title Policies.
§6.23    Brokers. None of the Borrower nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24    Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.
§6.25    Solvency. As of the date of this Agreement and as of the closing of the Merger and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder and any loans to be provided in connection with the Merger, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.
§6.26    No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.
§6.27    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
§6.28    Transaction in Best Interests of Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective

Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.
§6.29    Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
§6.30    Representations and Warranties of Guarantors. Borrower has no knowledge that any of the representations or warranties of the Guarantors contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.
§6.31    OFAC. None of the Borrower, any Guarantor, nor any of such Persons’ respective Subsidiaries, or any of such Persons’ respective directors (other than any independent or outside directors), officers, or, to the knowledge of Borrower, any independent or outside directors, employees, agents, advisors or Affiliates of Borrower or any Guarantor (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with Person (any such Person, a “Designated Person”). In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all Applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Subsidiary, director (other than any independent or outside directors) or officer of Borrower, any Guarantor or, to the knowledge of Borrower, any outside or independent director, Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.
§6.32    Ground Lease.
(a)    Each Ground Lease contains the entire agreement of the Borrower or the Subsidiary Guarantors and the applicable owner of the fee interest in such Pool Property (the “Fee

Owner”), Fee Owner, pertaining to the Pool Property covered thereby. The Borrower and the Subsidiary Guarantors have no estate, right, title or interest in or to the Pool Property except under and pursuant to the Ground Lease. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records and referenced in the Title Policy for such Pool Property.
(b)    The applicable Fee Owner is the exclusive fee simple owner of the Pool Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable Title Policy for such Pool Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.
(c)    There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.
(d)    Each Ground Lease is in full force and effect and, to Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Borrower or a Subsidiary Guarantor or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date hereof and neither Borrower nor any Subsidiary Guarantor is required to pay any deferred or accrued rent after the date hereof under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.
(e)    The Borrower or applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.
§6.33    Service Guarantees. Except as may be approved by Agent prior to inclusion of any Real Estate as a Pool Property as set forth in Schedule 6.34, as of the Closing Date, no tenant or licensee under any Data Center Lease has at any time during the operation of such Data Center Property been entitled to any free rent, partial rent, rebate of rent payments, credit, offset, deduction in rent or a termination right because of any failure by the Borrower or any Subsidiary Guarantor to provide special data center services to the tenants or licensees including, without limitation, internet service, electrical power, or humidity or temperature control. As of the date of inclusion of a Data Center Asset as a Pool Property, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or a Subsidiary Guarantor to any tenant or licensee has already been received by such tenant or licensee and all security deposits are being held in accordance with legal requirements.

§6.34    Healthcare Representations.
(a)    Each Pool Property (i) is in conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Pool Properties where Operator is required by Applicable Laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in compliance with all other Applicable Laws including without limitation (A) health and fire safety codes, including quality and safety standards, (B) those relating to the prevention of fraud and abuse, (C) government payment program requirements and disclosure of ownership and related information requirements, (D) requirements of applicable Governmental Authorities, including those relating to the Pool Properties’ physical structure, environment, quality and adequacy of medical care and licensing, and (E) those related to reimbursement for the type of care or services provided by Operators with respect to the Pool Properties. There is no existing, pending or to Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program, other than those which have been disclosed to Agent, if any.
(b)    All Primary Licenses and Permits necessary for using and operating the Pool Properties are either held by, or will be held by Borrower, the applicable Subsidiary Guarantor, or the applicable Operator, as required under Applicable Laws, and are in full force and effect.
(c)    Except as set forth on Schedule 6.35 hereof, to Borrower’s knowledge, with respect to any of the Pool Properties, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Pool Property for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications, or (iv) to result in any material civil or criminal penalty or remedy, or (v) which could result in the appointment of a receiver.
(d)    With respect to any Pool Property, except as set forth on Schedule 6.22, (i) there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws, (ii) no Pool Property has received a notice of violation at a level that under Applicable Laws requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Pool Property, and (iii) to Borrower’s knowledge, no Operator currently has any violation, and no statement of charges or material deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any Pool Property, any Operator or against any officer, director, partner, member or stockholder of any

Operator, by any Governmental Authority, and (iv) to Borrower’s knowledge, there have been no violations threatened in writing against any Pool Property’s, or any Operator’s, certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs that remain open or unanswered that are, in each case of subclauses (i) through (iv), reasonably likely to result in a Material Adverse Effect.
(e)    With respect to any Pool Property, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at any Pool Property that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on Borrower, any Subsidiary Guarantor or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Insurer’s programs.
§6.35    Intellectual Property. The Borrower and the Guarantors own or have the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights, if any, necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.
§6.36    Labor Matters. Except as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.
§6.37    Pool Properties. Each of the Pool Properties included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.
§7.    AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:
§7.1    Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.
§7.2    Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at Two Urban Center, 4890 W. Kennedy Blvd., Suite 650, Tampa, Florida 33609, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.
§7.3    Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) except as may be required by GAAP or by law, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that the Borrower’s fiscal year is a calendar year.
§7.4    Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:
(a)    (i) within fifteen (15) days of the filing of the Borrower’s Form 10-K with the SEC, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited consolidated balance sheet of the Borrower and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of the Borrower, on its behalf, that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and (ii) within a reasonable period of time following request therefor, any other information the Lenders may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries;
(b)    within fifteen (15) days of the filing of the Borrower’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of the Borrower, on its behalf, that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);
(c)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of the Borrower, on its behalf, in the form of Exhibit K hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §8.1(i), §8.3(h)-(k) and §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, and (ii) to the extent that the relevant financial information has been delivered from each tenant of a Pool Property to the Borrower or its Subsidiaries during the relevant period, a calculation of EBITDAR and a rent coverage ratio calculation for each tenant of a Pool Property based on the financial information that has been delivered from such tenant to the Borrower or its Subsidiaries during the relevant period. Borrower shall submit with the Compliance Certificate a Pool Certificate in the form of Exhibit J attached hereto (a “Pool Certificate”) pursuant to which the Borrower shall calculate the amount of the Pool Value and the Pool Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Funds from Operations and Net Operating Income for such calendar quarter, including, without limitation, Net Operating Income for each of the Pool Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer, on its behalf, that the information contained in such statement fairly presents the Funds from Operations and Net Operating Income, including, without limitation, the Net Operating Income of each of the Pool Properties, for such periods;
(d)    simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the Borrower and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);
(e)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Pool Properties and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Pool Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Pool Properties for each such calendar quarter and year to date and a consolidated operating statement for the Pool Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), and (iii) evidence reasonably required by Agent to determine compliance with the covenants contained in §9 and the other covenants described in such certificate;
(f)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by the Borrower and its Subsidiaries (or in which the Borrower or any of its Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and (ii) listing the Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such

Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness, Non-Recourse Indebtedness, Secured Debt or Unsecured Debt;
(g)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or CVOP II;
(h)    promptly following Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and any Guarantor;
(i)    promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which the Borrower shall file with the SEC;
(j)    notice of any audits pending or threatened in writing with respect to any tax returns filed by the Borrower or any Guarantor promptly following notice of such audit;
(k)    evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Pool Properties following payment thereof;
(l)    with respect to any Real Estate that is not a Pool Property, the most recent Appraisal of such Real Estate promptly upon finalization thereof;
(m)    promptly upon receipt thereof, copies of any and all notices of default under any loan document securing or evidencing a mortgage loan made to the Borrower or any of its Subsidiaries secured by a Lien on Real Estate, if such mortgage loan (i) constitutes Recourse Indebtedness, (ii) constitutes Indebtedness and individually or in the aggregate has an outstanding principal balance in excess of $30,000,000.00, or (iii) has been accelerated;
(n)    within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;
(o)    upon Agent’s or any Lender’s written request (with such request to be made by a Lender by and through Agent), financial information for tenants of the Pool Properties that has been delivered to the Borrower or its Subsidiaries pursuant to the terms of a Lease;
(p)    without limiting the terms of §2.11 and §2.12, a completed and executed Beneficial Ownership Certification if requested by the Agent or any Lender at any time Agent or such Lender determines that it is required by law to obtain such certification; and
(q)    from time to time such other financial data and information in the possession of the Borrower or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or any of its Subsidiaries and any settlement discussions relating thereto (to the extent that disclosure of any such letters, litigation or investigation status or settlement discussions would not waive any applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any of its Subsidiaries) as the Agent may reasonably request.
The Borrower shall reasonably cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders. The Borrower and the Guarantors authorize Agent, the Joint Arrangers, and the Bookrunner to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent, the Joint Arrangers, and the Bookrunner do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent, the Joint Arrangers, or the Bookrunner in connection with the Communications or the Electronic System. In no event shall the Agent, the Joint Arrangers, the Bookrunner or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s, any Joint Arrangers’ or the Bookrunner's transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Joint Arrangers, the Bookrunner and the Lenders from any liability in connection therewith, except as to any of the Agent, the Joint Arrangers, the Bookrunner or any Lender for any actual damages (but specifically excluding any special, incidental, consequential or punitive damages) to the extent arising from the Agent’s, the Joint Arrangers, the Bookrunner or any such Lender’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. Borrower acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. All of the Information Materials delivered by Borrower hereunder shall be deemed to be private information and shall not be shared with such Public Lenders, except for any Information Materials that are (a) filed with a Governmental

Authority and are available to the public, or (b) clearly and conspicuously identified by the Borrower as “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders, the Joint Arrangers, and the Bookrunner to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent, the Joint Arrangers, and the Bookrunner shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.
§7.5    Notices.
(a)    Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.
(b)    Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) a Pool Property, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.
(c)    Notice of Material Adverse Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter, including (i) breach or non-performance of, or any default under, any provision of any security issued by the Borrower or any of its Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(d)    Proposed Sales, Encumbrances, Refinance or Transfer. The Borrower will give notice to the Agent in writing within five (5) Business Days of any completed sale, encumbrance, refinance or transfer of any Real Estate or other Investments of the type described in §8.3(i) of the Borrower, any Guarantor or their respective Subsidiaries.
(e)    Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $10,000,000.00.
(f)    Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Subsidiary Guarantor under a Ground Lease.
(g)    ERISA. The Borrower will give notice to the Agent within five (5) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.
(h)    Governmental Authority Notices. The Borrower will give notice to Agent within five (5) Business Days of receiving any documents, correspondence or notice from any Governmental Authority that regulates the operation of any Pool Property where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on the Pool Property, Borrower, Guarantor or any operator or tenant of any Pool Property.

(i)    Service Guarantees. The Borrower will give notice to the Agent within two (2) Business Days after (i) any failure by Borrower or a Subsidiary Guarantor to provide electrical power or internet service to a tenant or licensee under any Data Center Lease, (ii) any claim by tenants or licensees under a Data Center Lease that they are entitled, individually or in the aggregate, to free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, or (iii) any failure to provide electrical power or internet service that gives rise to a termination right under any Data Center Lease.
(j)    Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
§7.6    Existence; Maintenance of Properties.
(a)    Except as permitted under §8.4 and §8.8, the Borrower and each Guarantor will and will cause each of their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business and the failure to have which could reasonably be expected to have a Material Adverse Effect. In the event Borrower or any Guarantor is a limited liability company, such Person shall not, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division. The Borrower shall at all times comply with all requirements and Applicable Laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. The Borrower may elect to list the common stock of the Borrower for trading on NASDAQ, the New York Stock Exchange or another nationally recognized exchange, subject to the prior written approval by Agent of all organizational and other matters related to the listing, and the common stock of the Borrower shall at all times after the date of such election be listed for trading and be traded on such nationally recognized exchange unless otherwise consented to by Agent and the Required Lenders. Borrower agrees that any program instituted with respect to tender offer share repurchases must require the Borrower to maintain the following: (i) no Default or Event of Default exists or would result from the cash payment of any redemptions made in connection with such tender offer share repurchases, and (ii) the Borrower maintains Liquidity of not less than $50,000,000. The Borrower shall continue to own directly one hundred percent (100%) of NewCo. From and after the Merger, NewCo shall continue to own directly not less than eighty percent (80.0%) of CVOP I. CVOP I and CVOP II shall continue to own directly or indirectly one hundred percent (100%) of their respective Subsidiary Guarantors.
(b)    The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof. Without limitation of the obligations of the Borrower and the Guarantors under this Agreement with respect to the maintenance of the Real Estate, the Borrower and the Guarantors shall promptly and diligently comply with the recommendations of the Environmental Engineer retained by Agent or Borrower, Guarantors or their respective Subsidiaries concerning the maintenance, operation or upkeep of the Real Estate contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by the Borrower or any Guarantor with respect to the Real Estate.
§7.7    Insurance. The Borrower will, at its expense, procure and maintain, from a financially sound and reputable carrier, insurance covering the Borrower and its Subsidiaries and the Real Estate in such amounts and against such risks and casualties as is customarily maintained by similar businesses.
§7.8    Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Pool Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Pool Properties or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower, CVOP II, or from and after the Merger, CVOP I or their respective Subsidiaries shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, CVOP II, or from and after the Merger, CVOP I or their respective Subsidiaries shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, CVOP II, or from and after the Merger, CVOP I or their respective Subsidiaries either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Borrower shall promptly upon the written request of the Agent, deliver to the Agent copies of the most recent tax bill and invoices with respect to the taxes, other assessments, levies and charges described in this §7.8 with respect to the Pool Properties together with and written evidence of payment thereof not later than ten (10) Business Days prior to the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.
§7.9    Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (to the extent provided for below) and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the

Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.
§7.10    Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, and, to the extent permitted by the terms of the Leases, will cause the Operators of the Pool Properties to, comply in all respects with (i) all Applicable Laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required Applicable Laws for the conduct of its business or the ownership, use or operation of its properties, except where failure so to comply with either clause (i) or (v) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.
§7.11    Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
§7.12    Advisor. Neither the Borrower, CVOP II nor, from and after the Merger, CVOP I shall replace the Advisor or terminate the Advisory Agreement without the prior written consent of the Agent (which shall not be unreasonably withheld). From and after the Merger, in no event shall CVOP I enter into a separate agreement for advisory services.
§7.13    Internalization. Borrower agrees that any cash consideration paid by Borrower or its Subsidiaries with respect to completion of the Internalization shall require the following: (a) no Default or Event of Default exists or results from conclusion of the Internalization and payment of any such cash consideration; (b) the Borrower maintains Liquidity of not less than $50,000,000.00; and (c) upon completion of the Internalization, Kay C. Neely and Michael A. Seton shall continue to be the Chief Financial Officer and Chief Executive Officer of Borrower, unless competent and experienced executives shall be approved by the Required Lenders, which approval by the Required Lenders shall not be unreasonably withheld, conditioned or delayed.
§7.14    Business Operations. The Borrower and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents and contained in that certain Prospectus of the Borrower dated June 27, 2014 (the “Prospectus”). Neither the Borrower, CVOP II nor, from and after the Merger, CVOP I will, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Assets and Medical Assets.
§7.15    Healthcare Laws and Covenants.
(a)    Without limiting the generality of any other provision of this Agreement, Borrower and each Subsidiary Guarantor, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower or Subsidiary Guarantors (with respect to its operation of the Pool Properties), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), in each case, as are now in effect and which may be imposed upon Borrower, a Subsidiary Guarantor or an Operator or the maintenance, use or operation of the Pool Properties or the provision of services to the occupants of the Pool Properties. Borrower and each Subsidiary Guarantor have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws. Borrower and Subsidiary Guarantors and Operators have and will maintain all Primary Licenses, Permits and other Governmental Approvals necessary under Applicable Laws to own and/or operate the Pool Properties, as applicable (including such Governmental Approvals as are required under such Healthcare Laws).
(b)    Borrower represents that no Borrower or Subsidiary Guarantor is (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If Borrower or any Subsidiary Guarantor at any time becomes a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA

Compliant” shall mean that Borrower and each Subsidiary Guarantor, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent Borrower or any Subsidiary Guarantor are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or any Subsidiary Guarantor’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or any Subsidiary Guarantor of the then effective provisions of HIPAA.
(c)    Borrower shall not, nor shall Borrower permit any Subsidiary Guarantor to do (or suffer to be done) any of the following with respect to any Pool Property:
(i)    Transfer any Primary Licenses relating to such Pool Property to any location other than to another Pool Property;
(ii)    Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without Agent’s consent;
(iii)    Transfer all or any part of any Pool Property’s units or beds to another site or location other than to another Pool Property; or
(iv)    Voluntarily transfer or encourage the transfer of any resident of any Pool Property to any other facility (other than to another Pool Property), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the such Pool Property or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the Pool Property.
(d)    If and when Borrower or a Subsidiary Guarantor participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Pool Properties, the Pool Properties will remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. If and when an Operator participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Pool Properties, where expressly empowered by the applicable Lease, Borrower or Subsidiary Guarantor, as applicable, shall enforce the express obligation of such Operator thereunder (if any) to cause its Pool Property to remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. Where expressly empowered by the applicable Lease, Borrower or Subsidiary Guarantor, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Pool Property to remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have such Operator’s current provider agreement that is in full force and effect under Medicare and Medicaid.
(e)    If Borrower or any Subsidiary Guarantor receives written notice of any Healthcare Investigation after the Closing Date, Borrower will promptly obtain and provide to Agent the following information with respect thereto to the extent such information is actually known to Borrower, or if not known to Borrower, to the extent that the applicable Operator actually provides the same to Borrower or Subsidiary Guarantor: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied), (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.
§7.16    Registered Servicemark. Without prior written notice to the Agent, except with respect to the trademarks, tradenames, servicemarks or logos listed on Schedule 6.6 hereto, none of the Pool Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, servicemark or logo.
§7.17    Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of the Borrower, CVOP II, or from and after the Merger, CVOP I in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower, CVOP II, or from and after the Merger, CVOP I or a Wholly Owned Subsidiary of the Borrower, CVOP II, or from and after the Merger, CVOP I; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates of Borrower as permitted by §8.3.
§7.18    Distributions of Income to Borrower, CVOP I and CVOP II. The Borrower, CVOP II, or from and after the Merger, CVOP I shall cause all of their respective Subsidiaries (subject to Applicable Law, the terms of any loan documents under which such Subsidiary is the borrower, and the terms of any organizational documents of a joint venture with a Person that is not an Affiliate of Borrower, CVOP I or CVOP II entered into in the ordinary course of business) to promptly distribute to the Borrower, CVOP II, or from and after the Merger, CVOP I, as applicable (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.19    Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.
§7.20    Power Generators. Borrower and the Subsidiary Guarantors shall pay any fines with respect to its generator use permit in a timely manner and shall not allow any such permits to terminate due to non-payment of fines or other defaults.
§7.21    [Intentionally Omitted.]
§7.22    Material Contracts. The Borrower, the Guarantors and their respective Subsidiaries shall perform each and all of their obligations under each Material Contract. Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly cause or permit to exist any condition which could result in the termination or cancellation of, or which would relieve the performance of any obligations of any other party thereto under, any Material Contract for all or any portion of the Pool Properties.
§7.23    Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations.
§7.24    Limiting Agreements.
(a)    Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any of the Pool Properties as security for the Obligations (provided that a requirement to maintain a pool of unencumbered properties to support other Unsecured Debt permitted by this Agreement shall not violate the foregoing covenant). Borrower will not take, and will not permit the Guarantors or any of their respective Subsidiaries to take, any action that would impair the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries.

(b)    Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.24, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge any of the Pool Properties as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if such Pool Properties are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.
§7.25    More Restrictive Agreements. Should the Borrower, the Guarantors or any of their respective Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in §8 and §9 of this Agreement or the Guaranty, the Borrower shall promptly notify the Agent and, if requested by the Required Lenders, the Borrower, the Guarantors, the Agent and the Required Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion. Each of the Borrower and Guarantors agree to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness, Debt Offering or Equity Offering of the Borrower, the Guarantors or any of their respective Subsidiaries as the Agent from time to time may request. Notwithstanding the foregoing, this §7.25 shall not apply to covenants contained in any agreements or documents evidencing or securing Non-recourse Indebtedness or covenants in agreements or documents relating to Recourse Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness.
§7.26    Pool Properties.
(a)    Subject to clause (b) of this §7.26, the Eligible Real Estate included in the calculation of the Pool Availability and included as Pool Properties shall at all times satisfy all of the following conditions:
(i)    the Eligible Real Estate shall be free and clear of all Liens other than the Liens permitted in §8.2(i)A and §8.2(iv) and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property except those restrictions which are approved in writing by Agent (including any restrictions contained in any applicable organizational documents);
(ii)    none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;
(iii)    the only asset of the Subsidiary Guarantor shall be the Eligible Real Estate included in the calculation of the Pool Availability and inclusion as Pool Properties and related fixtures and personal property;

(iv)    no Person other than the Borrower or a Subsidiary Guarantor has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantor if such Pool Property is owned or leased under a Ground Lease by a Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien;
(v)    such Pool Property is self-managed by the Borrower, the Subsidiary Guarantor or is managed by the Property Manager pursuant to a Management Agreement; and
(vi)    such Eligible Real Estate has not been removed from the calculation of the Pool Availability pursuant to §7.26(c), §7.26(d) or §7.26(e).
(b)    Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.26(a), then such Real Estate shall be included in the calculation of the Pool Availability so long as the Agent shall have received the prior written consent of Agent and the Required Lenders to the inclusion of such Real Estate in the calculation of the Pool Availability.
(c)    In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Pool Availability shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of the Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.
(d)    Upon any asset ceasing to qualify to be included in the calculation of Pool Availability, such asset shall no longer be included in the calculation of the Pool Availability. Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Pool Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.26 and §9.
(e)    The Borrower may voluntarily remove any Real Estate from the calculation of the Pool Availability in its sole discretion, by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Pool Property being removed, and a calculation of the value attributable to such Pool Property. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.26 and §9.
§7.27    Preservation of Right to Pledge Pool Properties. Each of the Borrower, the Guarantors and their respective Subsidiaries shall take such actions as are necessary to preserve its right and ability to pledge its interest in the Pool Properties to the Agent without any such pledge after the date hereof causing a default or event of default under, or causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of, any other Indebtedness of the Borrower, the Guarantors or any of their respective Subsidiaries; provided, however, that this §7.27 shall not prohibit (a) an agreement that conditions a Person’s ability to encumber its assets to be included in a pool of unencumbered properties to comply with financial covenant ratios with respect to Unsecured Debt permitted by this Agreement or upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets included in agreements evidencing Unsecured Debt permitted by this Agreement, but that in each case do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, and that in any of such events are substantially similar to, or less restrictive than, those covenants and/or ratios contained in this Agreement, or (b) a provision contained in any agreement that evidences Unsecured Debt permitted by this Agreement which contains restrictions on encumbering assets that are substantially similar to, or less restrictive than, those restrictions contained in this Agreement. Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.27, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit Borrower’s or Guarantor’s or any such Subsidiary’s ability to pledge assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if assets are pledged in the future as security for Indebtedness of such Borrower, any Guarantor or any of their Subsidiaries.

§8.    NEGATIVE COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:
§8.1    Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)    Indebtedness to the Lenders arising under any of the Loan Documents;
(b)    Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;
(c)    current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
(d)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(e)    Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;
(f)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and
(g)    subject to the provisions of §9, Indebtedness of the Borrower or CVOP II in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes;
(h)    subject to the provisions of §9, Non-Recourse Indebtedness that is secured by Real Estate (other than the Pool Properties or interest therein) and related assets;
(i)    subject to the provisions of §9, Secured Debt that is Recourse Indebtedness, provided that the aggregate amount of such Secured Debt (excluding the Obligations and the Hedge Obligations) shall not exceed fifteen percent (15.0%) of Gross Asset Value at any time; provided, however, that for one period of four (4) full consecutive fiscal quarters immediately following the date on which the Merger is consummated and one (1) partial fiscal quarter period to include the quarter in which the Merger is consummated, if applicable, the amount of Secured Debt (excluding the Obligations and the Hedge Obligations) that is Recourse Indebtedness may exceed fifteen percent (15.0%) but shall not exceed seventeen and one-half percent (17.5%) during such period;
(j)    subject to the provisions of §9, Unsecured Debt which is pari passu with the Indebtedness described in clause (a) above, provided that such Unsecured Debt described in this §8.1(j) may have any of the Pool Properties or any interest therein or any direct or indirect ownership interest in the Borrower or any Subsidiary Guarantor as an unsecured borrowing base, asset pool or similar form of credit support for such Unsecured Debt; and
(k)    unsecured Indebtedness of Subsidiaries of Borrower, CVOP II or, from and after the Merger, CVOP I to Borrower, CVOP II or, from and after the Merger, CVOP I, respectively; provided that any such Indebtedness of a Subsidiary of Borrower, CVOP II or, from and after the Merger, CVOP I that is a Guarantor shall be subordinate to the repayment of the Obligations on terms reasonably acceptable to Agent.
Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(h) and (i) above shall have any of the Pool Properties or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, unencumbered asset pool or any similar form of credit support for such Indebtedness, provided that the Indebtedness described in §8.1(j) may, subject to the terms of this Agreement, have any of the Pool Properties as an unsecured borrowing base, asset pool or similar form of credit support for such Unsecured Debt, (ii) none of the Borrower, the Guarantors or their respective Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (other than Indebtedness to the Lenders arising under the Loan Documents) with respect to which there is a Lien on any Equity Interests, right to receive Distributions or similar right in any Subsidiary or Unconsolidated Affiliate of such Person, provided that (A) (1) Borrower, (2) CVOP II and from and after the Merger, NewCo, as guarantors only, (3) from and after the Merger, CVOP I, and (4) any Subsidiary of the Borrower or from and after the Merger, of CVOP I (other than any such Subsidiary of Borrower, CVOP I or CVOP II that is a Subsidiary Guarantor or any Person having any direct or indirect ownership interest in any such Subsidiary Guarantor), may create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness which is permitted by §8.1(h) or (i) and with respect to which there is a Lien on any Equity Interests, right to receive Distributions or similar right in any Subsidiary or Unconsolidated Affiliate of such Person, subject to the terms of this Agreement, and (B) the Subsidiary Guarantors may guarantee other Unsecured Debt permitted by §8.1(j) subject to the terms of this Agreement; and (iii) no Subsidiary of the Borrower which directly or indirectly owns a Pool Property shall create, incur, assume, guarantee or be or remain liable, contingently, with respect to any Indebtedness other than Indebtedness to the Lenders arising under the Loan Documents, provided that the Subsidiary Guarantors may guarantee other Unsecured Debt permitted by §8.1(j) subject to the terms of this Agreement.
§8.2    Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid would by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)    (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than (I) the Pool Properties and (II) any direct or indirect interest of the Borrower and any Subsidiary of the Borrower in any Guarantor, in respect of judgments permitted by §8.1(d);
(ii)    deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
(iii)    (A) Liens consisting of mortgage liens on Real Estate, other than Real Estate that constitutes a Pool Property, (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property securing Indebtedness which is permitted by §8.1(h) or (i), and (B) Liens on any direct interest of any Subsidiary of the Borrower, CVOP II or from and after the Merger, of CVOP I (other than any such Subsidiary of the Borrower, CVOP II or CVOP I that is a Subsidiary Guarantor or any Person having any direct or indirect ownership interest in any such Subsidiary Guarantor) that directly owns Real Estate, securing Indebtedness which is permitted by §8.1(h) or (i);
(iv)    encumbrances on Real Estate, consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, Subsidiary Guarantor or a Subsidiary of such Person is a party, and other non-monetary liens or encumbrances, none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Subsidiary Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or any Subsidiary Guarantor individually or on the Pool Properties;
(v)    cash deposits to secure the performance of bids, trade contracts (other than for Indebtedness), purchase contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(vi)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(vii)    Liens of Capitalized Leases;
(viii)    [Intentionally Omitted];
(ix)    [Intentionally Omitted]; and

(x)    Liens against the ownership interest of Borrower or any Guarantor in an Unconsolidated Affiliate created pursuant to the terms of the applicable organizational agreements.
Notwithstanding anything in this Agreement to the contrary, (w) no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i)(A), (v) and (vi) provided that CVOP II or, from and after the Merger CVOP I may create or incur or suffer to be created or incurred or to exist any Lien contemplated by §8.2(iii)(B), (y) the Borrower shall not create or suffer to be created or incurred or to exist any Lien on any of its properties or assets, other than Liens contemplated in §8.2(i)(A), (v) and (vi), (x) from and after the Merger, NewCo shall not create or incur or suffer to be created or incurred any Lien on its interest in CVOP I, (y) the Borrower shall not create or incur or suffer to be created or incurred any Lien on its interest in CVOP II or, from and after the Merger, NewCo, and (z) no Subsidiary of the Borrower which indirectly owns a Pool Property shall create or incur or suffer to be created or incurred any Lien other than a Lien in favor of the Agent for the benefit of the Lenders under the Loan Documents.
§8.3    Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a)    marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower, Guarantor or their Subsidiaries;
(b)    marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(c)    demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000;
(d)    commercial paper assigned the highest rating by two or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;
(e)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(f)    repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (c) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and
(g)    shares of so-called “money market funds” registered with the SEC under any mutual fund or other registered investment company that qualifies as a “money market fund” under Rule 2a-7 of the United States Securities and Exchange Commission, or any successor thereto which have total assets in excess of $50,000,000.
(h)    Investments by Borrower or its Subsidiaries in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5.0%) of Gross Asset Value;
(i)    Investments by Borrower or its Subsidiaries in Development Properties, provided that the aggregate Investment therein shall not exceed ten percent (10.0%) of Gross Asset Value;
(j)    Investments by Borrower in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed fifteen percent (15.0%) of Gross Asset Value;
(k)    Investments by the Borrower or its Subsidiaries (other than the Subsidiary Guarantors) in (i) Mortgage Note Receivables secured by properties that meet the property type requirements of a Data Center Asset or a Medical Asset, or (ii) Permitted Equity Investments, provided that (x) the aggregate Investment in such Mortgage Note Receivables and such Permitted Equity Investments together shall not exceed twenty percent (20.0%) of Gross Asset Value, and (y) the aggregate Investment in such Permitted Equity Investments shall not exceed ten percent (10%) of Gross Asset Value; and
(l)    acquisition of fee simple interests or long-term ground lease interests in Real Estate by the Borrower or its Subsidiaries that meet the property type requirements of a Data Center Asset or a Medical Asset.
Notwithstanding the foregoing, in no event shall (x) the aggregate value of the holdings of the Borrower and its Subsidiaries in the Investments described in §8.3(h)-(k) exceed twenty-five percent (25.0%) of Gross Asset Value at any time, or (y) the Borrower and its Subsidiaries make any Investments other than those outlined in the Prospectus, or (z) unless otherwise approved in writing by Agent, such approval not to be unreasonably conditioned, withheld or delayed, from and after the Merger, CVOP I and its Subsidiaries own any Real Estate other than as set forth on Schedule 8.3.
For the purposes of this §8.3, the Investment of the Borrower or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued at the GAAP book value.
§8.4    Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of

(including, without limitation, by way of an LLC Division) all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into CVOP II (it being understood and agreed that in any such event CVOP II will be the surviving Person), (ii) from and after the Merger, the merger or consolidation of one or more of the Subsidiaries of CVOP I with and into CVOP I (it being understood and agreed that in any such event that CVOP I will be the surviving Person), (iii) the merger or consolidation of two or more Subsidiaries of CVOP II or, from and after the Merger CVOP I; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, (iv) the liquidation or dissolution of any Subsidiary of CVOP II or, from and after the Merger, CVOP I that does not own any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as CVOP I, CVOP II and such Subsidiary comply with the provisions of §5.6), and (iv) subject to the confirmation by the Agent in writing that the Merger Effectiveness Conditions have been satisfied, the Merger.
§8.5    Sale and Leaseback. Neither the Borrower nor any Guarantor will nor will any of them permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any of its Subsidiaries shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any of its Subsidiaries shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.
§8.6    Compliance with Environmental Laws. Neither the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Data Center Assets and Medical Assets as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Pool Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:
(i)    in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to determine whether such Hazardous Substances are or ever were Released or disposed of on any Real Estate in violation of applicable Environmental Laws; and
(ii)    if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate by the Borrower, any such Guarantor or any such Subsidiary), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Real Estate in full compliance with all applicable Environmental Laws; provided, that the Borrower, the Guarantors and their respective Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii), and in compliance with this §8.6 as it relates to matters addressed by this clause (ii), so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance in accordance with Applicable Law to the reasonable satisfaction of the Agent and no legal or administrative action shall have been commenced or filed by any enforcement agency to require remediation, containment, mitigation or other action. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.
(iii)    At any time during the continuance of an Event of Default hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Real Estate and (ii) whether the use and operation of any such Real Estate complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Real Estate, or that any of the Real Estate is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Real Estate and (ii) whether the use and operation of such Real Estate comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Real Estate and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.
§8.7    Distributions.
(a)    Neither CVOP II nor, from and after the Merger, CVOP I, shall pay any Distribution to the partners, members or other owners of CVOP II or CVOP I, as applicable, and the Borrower shall not pay any Distribution to its partners, members or other owners, if such Distribution by the Borrower, CVOP II or, from and after the Merger CVOP I, when added to the amount of all other Distributions paid in any period of four (4) consecutive calendar quarters, is in excess of ninety-five percent (95%) of such Person’s Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude Borrower, CVOP II or, from and after the Merger, CVOP I from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Borrower, as evidenced by a certification of the principal financial or accounting officer of Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.
(b)    If a Default or Event of Default shall have occurred and be continuing, neither CVOP II nor, from and after the Merger, CVOP I shall make any Distributions, and the Borrower shall not pay any Distribution to its partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the Borrower, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.
(c)    Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a) or (b) shall have occurred, an Event of Default as to the Borrower, CVOP II or, from and after the Merger, CVOP I under §12.1(g), (h) or (i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower, CVOP II nor, from and after the Merger, CVOP I shall make any Distributions whatsoever, directly or indirectly.
§8.8    Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction in the ordinary course of business. Neither the Borrower, any Guarantor nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty percent (30%) of Gross Asset Value as at the beginning of such four (4) quarter period, except as the result of a condemnation or casualty, without the prior written consent of Agent and the Required Lenders.
§8.9    Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire (except for regularly scheduled installments of principal) the principal amount, in whole or in part, of any

Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or proceeds resulting from a casualty or condemnation relating to such Real Estate (and such insurance or condemnation proceeds are not otherwise required by the terms of any applicable loan documents to be applied to the restoration or rebuilding of such Real Estate); or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.
§8.10    [Intentionally Omitted.]
§8.11    Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.
§8.12    Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of the Borrower or any Guarantor), except (i) transactions in connection with Management Agreements or other property management agreements relating to Real Estate other than the Pool Properties, (ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
§8.13    Equity Pledges. Except for Liens permitted under §8.2(i)(A), (ii), (iii), (v) and (vi), neither the Borrower, CVOP II nor, from and after the Merger, CVOP I will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower or any Subsidiary of Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof (provided that the foregoing shall not be deemed to prohibit a Subsidiary that owns Real Estate to have Liens permitted pursuant to §8.2(iii)).
§8.14    Leasing Activities. None of Borrower, Guarantors or any Affiliate of Borrower or Guarantors shall prompt, direct, cause or otherwise encourage any tenant or licensee at any Unencumbered Pool Property to relocate to space or acquire other rights at or in connection with other buildings owned by Borrower, a Guarantor or any Affiliate adjacent to the Unencumbered Pool Property, or condominium units within the same development, without the prior written consent of Agent.

§8.15    Fees. Borrower shall not pay, and shall not permit any Guarantor to pay, any management fees or other payments under any Management Agreement for any Pool Property to Borrower, any other manager that is an Affiliate of Borrower or any other manager, or any advisory fees or other payments to Advisor, in the event that a Default or an Event of Default shall have occurred and be continuing.
§8.16    Changes to Organizational Documents. Neither Borrower nor any Guarantor shall amend or modify, or permit the amendment or modification of, the articles, bylaws, limited liability company agreements or other formation or organizational documents of Borrower or any Guarantor in any material respect, without the prior written consent of Agent.
§8.17    Burdensome Agreements. Neither Borrower nor any Guarantor shall enter into any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (other than this Agreement or any other Loan Document) that limits the ability of any Wholly-Owned Subsidiary to make Distributions to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, except for (a) any restrictions existing under or pursuant to any Indebtedness permitted under §8.1 or any Liens permitted under §8.2, (b) customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof, (c) any restriction existing by reason of Applicable Law, (d) restrictions in or contemplated by any Borrower’s, any Guarantor’s organizational documents, or (e) restrictions in contracts for sales, management, development or dispositions of property not prohibited by this Agreement; provided, that, such restrictions relate only to the property being managed, developed or disposed of.
§9.    FINANCIAL COVENANTS.
The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:
§9.1    Pool Availability. The Borrower shall not at any time permit Consolidated Total Unsecured Indebtedness (including the sum of the Outstanding Loans and all Outstanding Letter of Credit Liabilities) to be greater than the Pool Availability.
§9.2    Consolidated Total Indebtedness to Gross Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Gross Asset Value (expressed as a percentage) to exceed sixty percent (60.0%).
§9.3    Maximum Secured Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Secured Debt to Gross Asset Value (expressed as a percentage) to exceed forty percent (40.0%).
§9.4    Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended two (2) calendar quarters to Consolidated Fixed Charges for the most recently ended two (2) calendar quarters, to be less than 1.75 to 1.00.

§9.5    Minimum Consolidated Tangible Net Worth.
(a)    Prior to consummation of the Merger, the Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $788,000,000.00 plus (ii) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.
(b)    Following the consummation of the Merger, the Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) seventy-five percent (75.0%) of Consolidated Tangible Net Worth as of the date the Merger is consummated plus (ii) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds following consummation of the Merger.
§9.6    Unsecured Debt. At all times not less than Three Hundred Million and No/100 Dollars ($300,000,000.00) of Unsecured Debt must be available or committed to Borrower on a revolving credit basis.

§9.7    [Intentionally Omitted.]
§9.8    Remaining Lease Term. At all times the Pool Properties included in the calculation of Pool Availability must maintain on a collective basis a minimum weighted average remaining initial lease term of Data Center Leases with Major Tenants or Medical Property Leases with Major Tenants of not less than six (6) years remaining (for each multi-tenant Pool Property included in the calculation of Pool Availability, a weighted average lease term taking into account all Leases with Major Tenants within such Pool Property shall be used for the calculation required by this §9.8).
§9.9    Minimum Actual Debt Service Coverage Ratio. The Borrower will not at any time permit the Actual Debt Service Coverage Ratio to be less than or equal to 2.00 to 1.00.
§9.10    Minimum Property Requirement. The Pool shall not at any time consist of less than twenty (20) Pool Properties with an aggregate Appraised Value of not less than $400,000,000.00.
§9.11    Aggregate Occupancy Rate. All Pool Properties will at all times have an aggregate Occupancy Rate of no less than ninety percent (90%).
§9.12    Concentration Limits.
(a)    No more than twenty percent (20%) of the Pool Value shall be attributable to any single Pool Property; provided that a failure to satisfy the requirements of this §9.12(a) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded.
(b)    No Pool Properties which are subject to a lease or leases to any single tenant or any group of Affiliates thereof shall account for more than fifteen percent (15%) of the Pool

Value (the “Single Tenant Limitation”); provided that a failure to satisfy the requirements of this §9.12(b) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded.
(c)    No more than twenty percent (20%) of the Pool Value shall be attributable to attributable to Pool Properties which are subject to Ground Lease; provided that a failure to satisfy the requirements of this §9.12(c) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded.
(d)    No Pool Properties which are subject to a lease or leases to any tenants that have physician ownership of greater than sixty-six and two-thirds percent (66.67%) shall account for more than twenty percent (20%) of the Pool Value; provided that a failure to satisfy the requirements of this §9.12(d) shall not result in any Real Estate not being included as a Pool Property, but any Pool Availability in excess of such limitation shall be excluded.
§10.    CLOSING CONDITIONS.
The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:
§10.1    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully-executed original of its Note.
§10.2    Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to any Subsidiary Guarantor that owns a Pool Property) in which such Pool Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.
§10.3    Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.
§10.4    Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.
§10.5    Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.
§10.6    Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.
§10.7    [Intentionally Omitted.]
§10.8    Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.
§10.9    Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.
§10.10    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.
§10.11    Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Pool Property included in the calculation of the Pool Availability as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.
§10.12    Compliance Certificate and Pool Certificate. The Agent shall have received a Compliance Certificate and a Pool Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4 adjusted in the best good faith estimate of the Borrower as of the Closing Date.
§10.13    [Intentionally Omitted].]

§10.14    Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
§10.15    Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.
§10.16    [Intentionally Omitted.]
§10.17    Subordination of Advisory Agreement. The Agent shall have received an executed counterpart of a Subordination of Advisory Agreement with respect to the Advisory Agreement.
§10.18    Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested
§11.    CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
§11.1    Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.
§11.2    Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.
§11.3    Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit I hereto fully completed, as applicable.
§12.    EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(a)    the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)    the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    the Borrower shall fail to comply with the covenant contained in §9.1 and such failure shall continue for fifteen (15) calendar days after written notice thereof shall have been given to the Borrower by the Agent;
(d)    the Borrower shall fail to perform any term, covenant or agreement contained in §9.2 -§9.12;
(e)    the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);
(f)    any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(g)    the Borrower, any Guarantor or any of their Subsidiaries shall fail pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve (i) Recourse Indebtedness in excess of $10,000,000.00 or (ii) Non-Recourse Indebtedness in excess of $50,000,000.00 individually or in excess of $75,000,000.00 in the aggregate;

(h)    the Borrower, any Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
(i)    a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;
(j)    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for the Borrower, any Guarantor or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(k)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than fifteen (15) days during any calendar year, whether or not consecutive, one or more uninsured or unbonded final judgments against (x) the Borrower or any Guarantor that, either individually or in the aggregate, exceed $25,000,000.00 in any calendar year or (y) any Subsidiary of the Borrower that is not a Subsidiary Guarantor that, either individually or in the aggregate, exceed $25,000,000.00 in any calendar year;
(l)    any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
(m)    any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(n)    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(o)    the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any of the Pool Properties;
(p)    any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;
(q)    [Intentionally Omitted;]
(r)    [Intentionally Omitted;]
(s)    [Intentionally Omitted;]
(t)    [Intentionally Omitted;]
(u)    the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to comply with the covenants set forth in §8.6 hereof; provided, however, no Event of Default shall occur hereunder as a result of such failure if such failure relates solely to a parcel or parcels of Real Estate that are not a Pool Property whose book value, either individually or in the aggregate, does not exceed $25,000,000.00;
(v)    the Borrower shall fail to comply at any time with all requirements and Applicable Laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status;
(w)    the Borrower shall fail to comply with any SEC reporting requirements;
(x)    any Change of Control shall occur; or
(y)    an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by Agent or the Majority Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.
§12.2    Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to Borrower by the Agent), provided, however, that Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7 with respect to any Pool Property, to any default (whether of Borrower, Guarantor or any Subsidiary thereof) consisting of a failure to comply with §7.4(c), §7.14, §7.19,

§8.1, §8.2, §8.4, §8.7, §8.8 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.
§12.3    Termination of Revolving Credit Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Majority Revolving Credit Lenders, shall by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.
§12.4    Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.
§12.5    Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
(b)    Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
§12.6    Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section.
(b)    Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.
(d)    If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.
(f)    The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.
§13.    SETOFF.
Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
§14.    THE AGENT.
§14.1    Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
§14.2    Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
§14.3    No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders, the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders or the Majority Term Loan B Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
§14.4    No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.
§14.5    Payments.
(a)    A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).
(b)    If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.
§14.6    Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
§14.7    Indemnity. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under §15 or §16 to be paid by it to the Agent, the Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
§14.8    Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.
§14.9    Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Subject to Borrower’s approval rights, if any, stated above, upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.
§14.10    Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the

Agent by the Borrower or the Guarantors or out of any collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.
§14.11    Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.
§14.12    [Intentionally Omitted.]
§14.13    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
§14.14    Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Required Lenders, the Majority Revolving Credit Lenders, the Majority Term Loan A Lenders or the Majority Term Loan B Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action from Agent (accompanied by an explanation for the request) together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.
§14.15    Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.
§14.16    Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.1, §12.5, §12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.
§15.    EXPENSES.
The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income), or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) title insurance premiums, engineer’s fees, all environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent, the Joint Arrangers, and the Bookrunner and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent, the Joint Arrangers, and the Bookrunner incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Pool Properties, the review of Leases and related documents, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors in respect of the Loan and the Loan Documents (provided that any attorneys’ fees and costs pursuant to this clause (f)(ii) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns or, title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. Borrower shall promptly pay any intangible or documentary taxes due in connection with the execution and delivery of the Loan Documents, and shall provide evidence thereof to Agent. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§16.    INDEMNIFICATION.
The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Joint Arrangers, and the Bookrunner and each director, officer, employee, agent, Attorney and Affiliate thereof and Person who controls the Agent, or any Lender, the Joint Arrangers, or the Bookrunner against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Pool Properties, other Real Estate or the Loans, (b) any condition of the Pool Properties or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Pool Properties, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.
§17.    SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letter of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
§18.    ASSIGNMENT AND PARTICIPATION.
§18.1    Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no

Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Revolving Credit Loan is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit L attached hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Furthermore, in connection with the syndication of the Loan by Agent, the Joint Arrangers, and the Bookrunner, the Borrower agree to assist Agent, the Joint Arrangers, and the Bookrunner actively in achieving a timely syndication that is reasonably satisfactory to the Borrower, Agent, the Joint Arrangers, and the Bookrunner, such assistance to include, among other things, (i) direct contact during the syndication between the Borrower’s senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as Agent, the Joint Arrangers, or the Bookrunner may reasonably request, (ii) providing to Agent, the Joint Arrangers, and the Bookrunner all financial and other information with respect to the Borrower and the transactions contemplated hereunder that Agent, the Joint Arrangers, or the Bookrunner may reasonably request, including but not limited to financial projections relating to the foregoing, and (iii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.
§18.2    Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.
§18.3    New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
§18.4    Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9, §4.10 and §13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest. In addition, each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
§18.5    Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
§18.6    No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents (including by way of an LLC Division) without the prior written consent of each of the Lenders.
§18.7    Disclosure. The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.

The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (provided such contractual counterparty or professional advisors are advised of the provisions of this §18.7). In addition the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors and, similar service providers to the lending industry; provided that such information is limited to deal terms and other information customarily found in publications produced by such Persons and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
§18.8    Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan

Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby and is approved by the Required Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit L and such Non-Consenting Lender’s original Note. Notwithstanding anything in this §18.8 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).
§18.9    Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.
§18.10    Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender and those expressly set forth herein as to such Titled Agent.
§19.    NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.
(a)    Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy, and addressed as follows:
If to the Agent or KeyBank:
KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Real Estate Capital Services
With a copy to:
KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attn: Mr. Daniel Stegemoeller
Telecopy No.: (770) 510-2195
and
Dentons US LLP
303 Peachtree Street, N.E., Suite 5300
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198
If to the Borrower:
Carter Validus Mission Critical REIT II, Inc.
Two Urban Center
4890 West Kennedy Blvd., Suite 650
Tampa, Florida 33609
Attn: Kay C. Neely, Chief Financial Officer
Telecopy No.: (813) 287-0397

With a copy to:
Morris, Manning and Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, Georgia 30326
Attn: Douglas D. Selph, Esq.
Telecopy No.: (404) 365-9532
to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy, is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
(b)    Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.
(c)    Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
§20.    RELATIONSHIP.
Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§21.    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.
§22.    HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§23.    COUNTERPARTS.
This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§24.    ENTIRE AGREEMENT, ETC.
This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
§25.    WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§26.    DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.
§27.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, no modification or waiver of the definition of Pool Availability may occur without the written consent of Agent and the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of: (a) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), the consent of each Lender holding a Note affected by such interest rate reduction; (b) in the case of an increase in the amount of the Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment of the Lenders (except as provided in §2.11 and §18.1), the consent of such Lender whose Commitment is increased; (c) in the case of any increase in the Total Commitment (other than in connection with an increase under §2.11), the consent of each Lender; (d) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents, the consent of each Lender that would have otherwise received such principal, interest or fee; (e) in the case of a change in the amount of any fee payable to a Lender hereunder, the consent of each Lender to which such fee would otherwise be owed; (f) in the case of the postponement of any date fixed for any payment of principal of or interest on the Loan, the consent of each Lender that would otherwise have received such principal or interest at such earlier fixed date; (g) in the case of an extension of the Revolving Credit Maturity Date (except as provided in §2.12), Term Loan A Maturity Date or Term Loan B Maturity Date, the consent of each Lender whose Commitment is thereby extended; (h) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, the consent of each Lender directly affected thereby; (i) in the case of the release of the Borrower or any Guarantor except as otherwise provided in this Agreement, the consent of each Lender; (j) in the case of an amendment of the definition of Required Lenders, the consent of each Lender, in the case of an amendment of the definition of Majority Revolving Credit Lenders, the consent of each Revolving Credit Lender, in the case of an amendment of the definition of Majority Term Loan A Lenders, the consent of each Term Loan A Lender, in the case of an amendment of the definition of Majority Term Loan B Lenders, the consent of each Term Loan B Lender and in the case of an amendment of any requirement for consent by all of the Lenders, the consent of each Lender; (k) in the case of any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage, the consent of each such Lender thereby required to fund a pro rata share other than based on its Commitment Percentage; (l) in the case of an amendment to this §27, each Lender directly affected directly thereby; or (m) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action, the consent of each Lender, in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of the Majority Revolving Credit Lenders to require a lesser number of Lenders to approve such action, the consent of each Revolving Credit Lender, in the case of amendment of any provision of this Agreement or the Loan Documents which requires the approval of the Majority Term Loan A Lenders to require a lesser number of Lenders to approve such action, the consent of each Term Loan A Lender, and in the case of amendment of any provision of this Agreement or the Loan Documents which requires the approval of the Majority Term Loan B Lenders to require a lesser number of Lenders to approve such action, the consent of each Term Loan B Lender; (n) in the case of an amendment or waiver of the conditions contained in §11 to all Revolving Credit Lenders making any Loan or issuing any Letter of Credit, the consent of the Majority Revolving Credit Lenders; or (o) in the case of the issuance or an extension of a Letter of Credit beyond the Revolving Credit Maturity Date, the consent of each Revolving Credit Lender. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or, except as provided in §2.12, extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender). The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank, the Joint Arrangers, and the Bookrunner in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date as provided in §2.12. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement.
§28.    SEVERABILITY.
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§29.    TIME OF THE ESSENCE.
Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.
§30.    NO UNWRITTEN AGREEMENTS.
THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
§31.    REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§32.    NO THIRD PARTIES BENEFITED.
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Joint Arrangers, the Bookrunner and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.
§33.    PATRIOT ACT.
Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
§34.    ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
§35.    AMENDMENT AND RESTATEMENT OF LOAN DOCUMENTS.
In order to facilitate the amendment and restatement of the Existing Credit Agreement, certain new lenders are becoming a party to this Agreement as Term Loan Lenders and/or Revolving Credit Lenders. Contemporaneously with the execution of this Agreement, (i) the Existing Revolving Credit Commitments and Existing Revolving Credit Loans shall be allocated among the Revolving Credit Lenders that are a party to this Agreement in accordance with their respective Revolving Credit Commitment Percentages, and (ii) the Existing Term Loan Commitments and Existing Term Loans shall be allocated among the Term Loan Lenders that are a party to this Agreement in accordance with their respective Term Loan Commitment Percentages. The foregoing is done as an accommodation to the Borrower and the Lenders, and shall be deemed to have occurred with the same force and effect as if such assignments were evidenced by the applicable Assignment and Acceptance Agreement (as defined in the Existing Credit Agreement), and no other documents shall be, or shall be required to be, executed in connection therewith, except as provided in §2.1 and §2.2. Any payment that is due and payable to any Lender under the Existing Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Existing Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement.
§36.    WAIVER OF CLAIMS.
Borrower and Parent acknowledge, represent and agree that Borrower and Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the “Loan Documents” (as defined in the Existing Credit Agreement and this Agreement), the administration or funding of the “Loans” (as defined in the Existing Credit Agreement and this Agreement), or with respect to any acts or omissions of Agent or any past or present directors, officers, agents or employees of Agent or any of the Lenders, whether under the Existing Credit Agreement or this Agreement or the Loan Documents, and each of Borrower and Parent does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.
§37.    ACKNOWLEDGEMENTS OF BORROWER.
Borrower expressly acknowledges and agrees it has read and approved and, to the extent it is a party, will comply with and be bound by, each and every Loan Document and the terms, conditions and provisions thereof, that neither Agent nor any Lender has waived or modified any requirements of the Loan Documents nor any of their respective rights thereunder. Borrower for itself and the Guarantors agrees that neither this Agreement nor any other Loan Document diminishes, impairs, releases or relinquishes the liens, powers, titles, security interests and rights securing or guaranteeing payment of the Obligations. Borrower hereby ratifies the Loan Documents. Borrower further acknowledges and agrees that Borrower’s obligations under the Loan Documents are absolute and unconditional, are not subject to any defenses, waivers, claims or offsets nor may they be affected or impaired by any agreement, condition, statement or representation of CVOP II, Agent, Lender or any other Person or any failure to perform the same by any Person, and Borrower hereby relinquishes, waives and releases any and all such defenses, claims, offsets and causes of action. The Borrower recognizes and agrees that neither Agent nor any Lender has made any representation or warranty, either express or implied, regarding Borrower, any Subsidiary of Borrower, the Pool Properties or any of the assets of such Persons, including, without limitation, its value, its condition or its use, occupancy or status, and neither Agent nor any Lender has any responsibility whatsoever to Borrower with respect to any of such items. To the extent Borrower has any claims which in any manner relate to any of such items, the same shall not be asserted against Agent, the Lenders or their respective agents, employees, professional consultants, affiliated entities, successors or assigns, either affirmatively or asserted as a defense to any of the Loan Documents. Nothing contained in this Agreement or any other Loan Document, the consummation of the transactions contemplated by this Agreement, the other Loan Documents, or otherwise, shall be deemed or construed to release CVOP II or any other Guarantor from any liability or other obligations under the Loan Documents, including, without limitation, CVOP II’s and any other Guarantor’s liability under the Guaranty, and any other Loan Documents to which it is a party.

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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.
BORROWER:
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)
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Signature Page to Fourth Amended and Restated Credit Agreement

ACKNOWLEDGMENT OF CVOP II
To the extent required under the Existing Credit Agreement, CVOP II consents to the amendment and restatement of the Existing Credit Agreement. Simultaneously with the Closing Date, CVOP II shall cease to be the “borrower” under the Existing Credit Agreement, and shall have no further rights, liabilities or obligations thereunder; provided that, nothing contained in this Agreement or any other Loan Document, the consummation of the transactions contemplated by this Agreement, the other Loan Documents, or otherwise, shall be deemed or construed to release CVOP II from any liability or other obligations under the Loan Documents, including, without limitation, CVOP II’s liability under the Guaranty, and any other Loan Documents to which it is a party.

CVOP II has duly executed this Agreement for the limited purpose of acknowledging and agreeing to the terms set forth above under “Acknowledgment of CVOP II”:
CVOP II:

CARTER VALIDUS OPERATING PARTNERSHIP II, LP, a Delaware limited partnership

By: Carter Validus Mission Critical REIT II, Inc., a Maryland corporation, its general partner

By:   /s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

Signature Page to Fourth Amended and Restated Credit Agreement

AGENT AND LENDERS:
KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as Agent
By: /s/ Kristin Centracchio
Name: Kristin Centracchio
Title: Vice President

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BBVA USA, an Alabama banking corporation f/k/a Compass Bank, individually as a Lender and as a Co-Syndication Agent

By: /s/ Scott Childs
Name: Scott Childs
Title: Senior Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By:/s/ Jason LaGrippe
Name: Jason LaGrippe
Title: Duly Authorized Signatory

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SUNTRUST BANK, individually as a Lender and as a Co-Syndication Agent

By:/s/ Nick Preston
Name: Nick Preston
Title: Director

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BMO HARRIS BANK, N.A.

By:/s/ Lloyd Baron
Name: Lloyd Baron
Title: Director

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FIFTH THIRD BANK, an Ohio Banking Corporation, individually as a Lender and as a Co-Documentation Agent

By:/s/ Mark Patterson
Name: Mark Patterson
Title: Director II

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HANCOCK WHITNEY BANK, individually as a Lender and as a Co-Documentation Agent

By:/s/ Megan Brearey
Name: Megan Brearey
Title: Senior Vice President

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SYNOVUS BANK

By:/s/ David W. Bowman
Name: David W. Bowman
Title: Director

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CADENCE BANK, N.A.

By:/s/ Donald G. Preston
Name: Donald G. Preston
Title: Senior Vice President

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TEXAS CAPITAL BANK, N.A.

By:/s/ Brett Walker
Name: Brett Walker
Title: Senior Vice President

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Signature Page to Fourth Amended and Restated Credit Agreement

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. SILICON VALLEY BRANCH

By:/s/ Szu Yao Huang
Name: Szu Yao Huang
Title: VP & General Manager

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VALLEY NATIONAL BANK, a national banking association

By:/s/ Benjamin Powers
Name: Benjamin Powers
Title: VP

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WOODFOREST NATIONAL BANK, a national banking association

By:/s/ Derek Rancourt
Name: Derek Rancourt
Title: Senior Vice President - Corporate Banking

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FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By:/s/ Jean M. Brennan
Name: Jean M. Brennan
Title: Senior Vice President
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EASTERN BANK

By:/s/ Jared H. Ward
Name: Jared H. Ward
Title: Senior Vice President

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RENASANT BANK

By:/s/ Craig Gardella
Name: Craig Gardella
Title: Executive Vice President
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PROVIDENCE BANK, dba PREMIER BANK TEXAS

By:/s/ Frank Brinegar
Name: Frank Brinegar
Title: EVP
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UNITED COMMUNITY BANK

By:/s/ Jeff Wilson
Name: Jeff Wilson
Title: Vice President

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AMERICAN MOMENTUM BANK

By:/s/ Teresa Eoff
Name: Teresa Eoff
Title: Sr. Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

EXHIBIT A
FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE
$______________    _____________, 20__
FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of August 7, 2019, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
This Amended and Restated Revolving Credit Note (this “Note”) is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be

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paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
This Note, together with other Amended and Restated Revolving Credit Notes as of even date herewith, is delivered in amendment and restatement of the “Revolving Credit Notes” as such term is defined in the Existing Credit Agreement. This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Credit Agreement or the obligations evidenced thereby.
IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

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EXHIBIT B
FORM OF AMENDED AND RESTATED SWING LOAN NOTE
$__,000,000.00    _____________, 20__
FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of August 7, 2019, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _______ Million and No/100 Dollars ($__,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
This Amended and Restated Swing Loan Note (this “Note”) is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be

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paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
This Note is delivered in amendment and restatement of the “Swing Loan Note” as such term is defined in the Existing Credit Agreement. This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Credit Agreement or the obligations evidenced thereby.
IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

B-2

EXHIBIT C-1
FORM OF AMENDED AND RESTATED TERM LOAN A NOTE
$__,000,000.00    _____________, 20__
FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of August 7, 2019, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan A Maturity Date, the principal sum of _______ Million and No/100 Dollars ($__,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan A with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
This Amended and Restated Term Loan A Note (this “Note”) is one of one or more Term Loan A Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan A Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned

C-1-1

Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
This Note is delivered in amendment and restatement of the “Term Loan A Notes” as such term is defined in the Existing Credit Agreement. This Note is not intended to, nor shall it be construed to, constitute a novation of the indebtedness due under the Credit Agreement or the obligations evidenced thereby.
IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

C-1-2

EXHIBIT C-2
FORM OF TERM LOAN B NOTE
$__,000,000.00    _____________, 20__
FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to ________________ __________________ (“Payee”), or order, in accordance with the terms of that certain Fourth Amended and Restated Credit Agreement, dated as of August 7, 2019, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan B Maturity Date, the principal sum of _______ Million and No/100 Dollars ($__,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan B with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by Applicable Law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
This Term Loan B Note (this “Note”) is one of one or more Term Loan B Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan B Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned

C-2-1

Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.
IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

C-2-2

EXHIBIT D
INTENTIONALLY OMITTED

D-1

EXHIBIT E
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 20__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019, as from time to time in effect (the “Credit Agreement”), by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.
RECITALS
A.    Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.
B.    Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.
NOW, THEREFORE, Joining Party agrees as follows:
AGREEMENT
1.Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the other Loan Documents and the Contribution Agreement.
2.    Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Guarantor” or “Subsidiary Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

E-1

3.    Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty and the Contribution Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty and the Contribution Agreement to confirm such obligation.
4.    Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
5.    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
7.    The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 201__.
IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.
“JOINING PARTY”
__________________________________________, a __________________________________
By:
Name:
Title:
[SEAL]
ACKNOWLEDGED:
KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Its:

E-2

EXHIBIT F
[INTENTIONALLY OMITTED]

F-1

EXHIBIT G
[INTENTIONALLY OMITTED]

G-1

EXHIBIT H
FORM OF REQUEST FOR REVOLVING CREDIT LOAN
KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attn: Shelly West
Ladies and Gentlemen:
Pursuant to the provisions of §2.7 of that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as the same may hereafter be amended, the “Credit Agreement”), by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:
2.Revolving Credit Loan. The undersigned Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:
Principal Amount: $__________
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for Revolving Credit LIBOR Rate Loans:
by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.
[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a Revolving Credit LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]
3.    Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.
4.    No Default. The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies on behalf of the Borrower (and not in his individual capacity) that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Pool Certificate setting forth a calculation of the Pool Availability after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Pool Property.

H-1

5.    Representations True. The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
6.    Other Conditions. The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.
7.    Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.
IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

H-2

EXHIBIT I
FORM OF LETTER OF CREDIT REQUEST
[DATE]
KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Real Estate Capital Services

Re:	Letter of Credit Request under Fourth Amended and Restated Credit Agreement dated as of August 7, 2019
Ladies and Gentlemen:
Pursuant to §2.10 of that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019, by and among you, certain other Lenders and Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), as amended from time to time (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:
(i)Name and address of beneficiary:
(ii)    Face amount: $
(iii)    Proposed Issuance Date:
(iv)    Proposed Expiration Date:
(v)    Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.
(vi)    Purpose of Letter of Credit:
This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.
The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies on behalf of the Borrower and the Guarantors (and not in his individual capacity) that the Borrower and Guarantors will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Pool Certificate setting forth a calculation of the Pool Availability after giving effect to the Letter of

I-1

Credit requested hereby. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Pool Property.
We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.
The undersigned chief executive officer, president, chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower and the Guarantors (and not in his individual capacity) that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

I-2

EXHIBIT J
FORM OF POOL CERTIFICATE

KeyBank National Association, as Agent
1200 Abernathy Road, N.E.
Suite 1550
Atlanta, Georgia 30328
Attn: Kristin Centracchio
Ladies and Gentlemen:
Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as the same may hereafter be amended, the “Credit Agreement”) by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith this Pool Certificate and supporting calculations and information. The information presented herein has been prepared in accordance with the requirements of the Credit Agreement.
The undersigned is providing the attached information to demonstrate the components of the Pool and the calculation of the Pool Availability. All Pool Properties included in the calculation of the Pool Availability satisfy the requirements of the Credit Agreement to be included therein.
IN WITNESS WHEREOF, the undersigned has duly executed this Pool Certificate this _____ day of ___________, 201__.
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation

By:
Name:
Title:
(SEAL)

J-1

POOL AVAILABILITY WORKSHEET

J-2

EXHIBIT K
FORM OF COMPLIANCE CERTIFICATE
KeyBank National Association, as Agent
1200 Abernathy Road N.E.
Suite 1550
Atlanta, Georgia 30328
Attn: Kristin Centracchio
Ladies and Gentlemen:
Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as the same may hereafter be amended, the “Credit Agreement”) by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of the Borrower for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of the Borrower at the date thereof and the results of its operations for the periods covered thereby.
This certificate is submitted in compliance with requirements of §2.11(e)(iv), §5.3(d), §7.4(c), §10.12 or §11.3 of the Credit Agreement, as applicable. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of the Borrower as of the Balance Sheet Date adjusted in the best good faith estimate of the Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of the Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of the Borrower.
The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)
The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate on behalf of the Borrower (and not in his individual capacity) this _____ day of ___________, 201__.
CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation
By:
Name:
Title:

APPENDIX TO COMPLIANCE CERTIFICATE
WORKSHEET
GROSS ASSET VALUE*

EXHIBIT L
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, Assignor is a party to that certain Fourth Amended and Restated Credit Agreement, dated August 7, 2019, by and among CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and
WHEREAS, Assignor desires to transfer to Assignee [Describe Assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;
NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
1.Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.
2.    Assignment.
(a)    Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its [Revolving Credit] [Term Loan A] [Term Loan B] Note in the amount of $_______________ representing a $_______________ [Revolving Credit] [Term Loan A] [Term Loan B] Commitment, and a _________________ percent (_____%) [Revolving Credit] [Term Loan A] [Term Loan B] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit] [Term Loan A] [Term Loans B] with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a [Revolving Credit] [Term Loan A] [Term Loan B] Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)    Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make [Revolving Credit Loans] [Term Loans A] [Term Loans B] to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.
3.    Representations and Requests of Assignor.
(a)    Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit Note] [Term Loan A Note] [Term Loan B Note] is $____________ and the aggregate outstanding principal balance of the [Revolving Credit] [Term Loans A] [Term Loans B] Loans made by it equals $_______, and (iii) that it has forwarded to the Agent the [Revolving Credit Note] [Term Loan A Note] [Term Loan B Note] held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of any Pool Properties, or any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.
(b)    Assignor requests that the Agent obtain replacement Revolving Credit Notes or Term Loan Notes, as applicable, for each of Assignor and Assignee as provided in the Credit Agreement.
4.    Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement. Assignee agrees that Borrower may rely on the representation contained in Section 4(h).
5.    Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $____________ representing the aggregate principal amount outstanding of the [Revolving Credit Loans] [Term Loans A] [Term Loans B] owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.
6.    Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.
7.    Effectiveness.
(a)    The effective date for this Agreement shall be _______________ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.
(b)    Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.
(c)    Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)    All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.
8.    Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:
Notice Address:

    Attn:

    Facsimile:
Domestic Lending Office:    Same as above
Eurodollar Lending Office:    Same as above
9.    Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.
10.    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
11.    Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
12.    Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.
13.    Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.
[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.
ASSIGNEE:
By:
Title:

ASSIGNOR:
By:
Title:
RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:
KEYBANK NATIONAL ASSOCIATION, as Agent
By:
Title:
CONSENTED TO BY:
CARTER VALIDUS MISSION CRITICAL REIT II, INC.,
a Maryland corporation
By:_____________________________
Name: Kay C. Neely
Title: Chief Financial Officer and Treasurer
(SEAL)

EXHIBIT M
FORM OF LETTER OF CREDIT APPLICATION
[See Attached]

KeyBank National Association

Application for Irrevocable Standby Letter of Credit

To: Standby Letter of Credit Services

☐ 4900 Tiedeman, 4th floor
Cleveland, Ohio 44144-2302
Mailcode: OH-01-49-0455
Fax Number: (216) 813-3719

☐ 726 Exchange Street, Suite 900
Buffalo, New York 14210
Mailcode: NY-00-72-0100
Fax Number: (216) 813-3719

Please issue your Irrevocable Standby Letter of Credit and notify the Beneficiary no later than (date) via
☐ Courier to Attention: ________________ (Telephone Number)
☐ SWIFT (Advising Bank Swift Address, if known)

Advising Bank (if applicable)
Name:
Address:

Account Party(ies)/Applicant(s) Name and Address: **(PO Box is not acceptable)**	**Applicant Name to appear on the Letter of Credit (if different from Account Party):** **(Name and address (PO Box is not acceptable),** Is this party legally related to Account Party through ownership? ☐ Yes ☐ No If yes, please indicate relationship: ☐ Parent ☐ Subsidiary ☐ Affiliate ☐ Owner If no, provide the following: a. Tax ID number: b. If an individual, date of birth: c. Brief description of why account party is applying for a Letter of Credit for a non-related entity.
Beneficiary Name and Address:	**Brief description of underlying transaction:**
Expiration Date:	**Dollar Amount $ and currency if other than USD**
Automatic Extension Clause? ☐ **Yes** ☐_ **No** **If yes, indicate Number of Days for Notice:** if No, leave blank.	**(Amount in words):**
Is there an Ultimate Expiration Date? ☐ **Yes** ☐_ **No If yes, indicate Ultimate Expiration Date:**	

☐ **Available by Drafts at sight drawn on KeyBank National Association and accompanied by the following documentation:**

☐	A statement signed by an authorized representative of Beneficiary stating: " has not performed or fulfilled all of the undertakings, covenants and conditions in accordance with the terms of the agreement dated between (Applicant) and (Beneficiary)."
☐	A certificate signed by an authorized representative of Beneficiary stating: "We hereby certify that , has failed to honor their contractual agreement dated between (Applicant) and (Beneficiary)."
☐	A statement signed by an authorized representative of Beneficiary stating as follows: (insert wording that is to appear in the statement accompanying the draft):
☐	No statement or document other than Beneficiary's draft is required to be presented under this Letter of Credit.
☐	**Issue per attached sample**

Partial Drawings:	☐ **Permitted**	☐ **Not Permitted**	**Charges for: Applicant**
Multiple Drawings:	☐ **Permitted**	☐ **Not Permitted**	

{00342519 v1 CONFIDENT } INTERNAL }
KeyCorp: Confidential
Page 1 of 2

Special instructions or conditions:

Account Party(ies) shall keep and maintain Demand Deposit Account No. at all times until the Letter of Credit has finally expired and all reimbursement and other obligations in respect thereof have been paid in full in cash. KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Account Party(ies) in connection with the Letter of Credit, including any fees charged to Account Party(ies) or the amount of any draw(s) made under the Letter of Credit by the Beneficiary. KeyBank and any applicable Keycorp Affiliates (collectively and severally "Key") shall have all rights, remedies and/or collateral provided for under (a) any Standby Letter of Credit Reimbursement and Security Agreement executed by the Account Party(ies) in favor of Key at, prior to or after the date hereof and any other reimbursement agreement, credit agreement, security agreement, pledge agreement or other agreement or instrument in effect at any time between Account Party(ies) and Key that obligate and/or secure reimbursement in respect of letters of credit by Account Party(ies) or any of them.

This application and agreement and each letter of credit are subject to the provisions of, and Key shall have all rights and remedies provided for under (a) Article 5 of the Uniform Commercial Code as in effect from time to time and (b) either the Uniform Customs and Practice for Documentary Credits or the International Standby Practices, in each case as established by the International Chamber of Commerce from time to time (whichever may be determined to be appropriate by Key under the circumstances) and to the terms and conditions set forth in the Standby Letter of Credit Reimbursement and Security Agreement dated executed by the Account Parties.	
Authorized Signer- Applicant Signer's printed name [Only required if different from Account Party]	Date:
Authorized Signer- Account Party Signer's printed name	Date:

{00342519 v1 CONFIDENT } INTERNAL }

KeyCorp: Confidential
Page 2 of 2

EXHIBIT N-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

N-1-1

EXHIBIT N-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

N-2

EXHIBIT N-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

N-3

EXHIBIT N-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Credit Agreement dated as of August 7, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Carter Validus Mission Critical REIT II, Inc. (the “Borrower”), the financial institutions party thereto and their assignees under §18.1 thereof (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.
Pursuant to the provisions of §4.3 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

N-4-1

Date: ________ __, 20__

N-4-2

SCHEDULE 1.1
TOTAL REVOLVING CREDIT COMMITMENT

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, Georgia 30328 Attention: Daniel Stegemoeller Telephone: 770-510-2102 Facsimile: 770-510-2195	$51,430,000.00	10.286000000000%
LIBOR Lending Office Same as Above
BBVA USA f/k/a Compass Bank 8080 N. Central Expwy, Floor 2 Dallas, TX 75201 Attn: Steve Hall Telephone: 214-706-8016	$51,430,000.00	10.286000000000%
LIBOR Lending Office Same as Above
Capital One, National Association Commercial & Specialty Finance 2 Bethesda Metro Center, 5th Floor Bethesda, MD 20814 Attn: Portfolio Manager Healthcare Real Estate Telephone: 301-280-0215 Telecopy: 301-280-0299	$51,430,000.00	10.286000000000%
LIBOR Lending Office Same as Above
SunTrust Bank 303 Peachtree St NE, 22nd Floor Atlanta, GA 30308 Attn: Nick Preston Telephone: 404-813-8899	$51,430,000.00	10.286000000000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-1

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
BMO Harris Bank, N.A. c/o BMO Capital Markets 100 High Street, 26th Floor Boston, MA 02110 Attention: Lloyd Baron Telephone: 617-960-2372	$50,000,000.00	10.000000000000%
LIBOR Lending Office Same as Above
Fifth Third Bank 230 Public Square Maildrop U37051 Franklin, TN 37064 Attention: Benjamin Chen Telephone: 615-791-3384	$45,000,000.00	9.000000000000%
LIBOR Lending Office Same as Above
Hancock Whitney Bank 12 Cadillac Drive, Suite 200 Brentwood, TN 37027 Attn: Megan Brearey Telephone 615-823-1927 Facsimile 615-373-3990	$32,140,000.00	6.4280000000000%
LIBOR Lending Office Same as Above
Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: Virgie Johnson Telephone: 205-868-4840 Facsimile: 205-868-4749	$25,715,000.00	5.143000000000%
LIBOR Lending Office Same as Above
Cadence Bank, N.A. 4890 W Kennedy Blvd., Suite 820 Tampa, FL 33609 Attn: Don Preston Telephone: 813-425-8227	$22,500,000.00	4.500000000000%

Schedule 1.1 - Page-2

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
LIBOR Lending Office Same as Above
Texas Capital Bank, N.A. 2000 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Brett A. Walker Telephone: 469-399-8598 Facsimile: 214-932-6604	$22,500,000.00	4.500000000000%
LIBOR Lending Office Same as Above
Mega International Commercial Bank Co., Ltd. Silicon Valley Branch 333 W. San Carlos Street, Suite 100 San Jose, California 95110 Attn: Christine Ma Telephone: 408-283-1888 Facsimile: 408-283-1678	$16,070,000.00	3.214000000000%
LIBOR Lending Office Same as Above
Valley National Bank 107 S. Franklin St. Suite 300 Tampa, Florida 33602 Attention: Erica Gordon Telephone: 813-418-4071 Facsimile: 813-418-0900	$16,070,000.00	3.214000000000%
LIBOR Lending Office Same as Above
Woodforest National Bank 25231 Grogan’s Mill Road, 6th Floor The Woodlands, TX 77380 Attn: Betina Peavy Telephone: 832-375-2744	$16,070,000.00	3.214000000000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-3

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
First Tennessee Bank 701 Market St. Chattanooga, Tennessee 37402 Attn: Mandi McCarty Telephone: 423-757-4075 Facsimile: 901-579-3428	$12,860,000.00	2.572000000000%
LIBOR Lending Office Same as Above
Eastern Bank 605 Broadway, LF-24 Saugus, Massachusetts 01906 Attn: Jared H. Ward Telephone: 781-581-4261 Facsimile: 781-581-4225	$9,640,000.00	1.928000000000%
LIBOR Lending Office Same as Above
Renasant Bank 1820 West End Avenue Nashville, Tennessee 37203 Attention: Craig Gardella, EVP Telephone: 615-234-1625 Facsimile: 615-340-3027	$9,640,000.00	1.928000000000%
LIBOR Lending Office Same as Above
Premier Bank dba Premier Bank Texas 1115 S. Main St. Grapevine, Texas 76051 Attn: Angela Thornton Telephone: 817-305-0436 Facsimile: 817-329-5502	$6,430,000.00	1.286000000000%
LIBOR Lending Office Same as Above
United Community Bank 830 Lowcountry Blvd Ste 200 Mt Pleasant, South Carolina 29464 Attn: Charles D. Chamberlain	$6,430,000.00	1.286000000000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-4

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage
American Momentum Bank One Momentum Boulevard College Station, Texas 77845 Attn: Teresa Eoff Telephone: 979-599-9374 Facsimile: 979-599-5019	$3,215,000.00	0.643000000000%
LIBOR Lending Office Same as Above
TOTAL	$500,000,000.00	100%
TOTAL TERM LOAN A COMMITMENT

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, Georgia 30328 Attention: Daniel Stegemoeller Telephone: 770-510-2102 Facsimile: 770-510-2195	$28,570,000.00	10.203571430000%
LIBOR Lending Office Same as Above
BMO Harris Bank, N.A. c/o BMO Capital Markets 100 High Street, 26th Floor Boston, MA 02110 Attention: Lloyd Baron Telephone: 617-960-2372	$30,000,000.00	10.714285710000%
LIBOR Lending Office Same as Above
BBVA USA f/k/a Compass Bank 8080 N. Central Expwy, Floor 2 Dallas, TX 75201 Attn: Steve Hall Telephone: 214-706-8016	$28,570,000.00	10.203571430000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-5

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
Capital One, National Association 2 Bethesda Metro Center Bethesda, Maryland 20814 Attn: Danny Moore Telephone: 571-375-5068 Telecopy: 469-522-3588	$28,570,000.00	10.203571430000%
LIBOR Lending Office Same as Above
SunTrust Bank 303 Peachtree St NE, 22nd Floor Atlanta, GA 30308 Attn: Nick Preston Telephone: 404-813-8899	$28,570,000.00	10.203571430000%
LIBOR Lending Office Same as Above
Fifth Third Bank 230 Public Square Maildrop U37051 Franklin, TN 37064 Attention: Benjamin Chen Telephone: 615-791-3384	$25,000,000.00	8.928571429000%
LIBOR Lending Office Same as Above
Hancock Whitney Bank 12 Cadillac Drive, Suite 200 Brentwood, TN 37027 Attn: Megan Brearey Telephone 615-823-1927 Facsimile 615-373-3990	$17,860,000.00	6.378571429000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-6

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: Virgie Johnson Telephone: 205-868-4840 Facsimile: 205-868-4749	$14,285,000.00	5.101785714000%
LIBOR Lending Office Same as Above
Cadence Bank, N.A. 4890 W Kennedy Blvd., Suite 820 Tampa, FL 33609 Attn: Don Preston Telephone: 813-425-8227	$12,500,000.00	4.464285714000%
LIBOR Lending Office Same as Above
Texas Capital Bank, N.A. 2000 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Brett A. Walker Telephone: 469-399-8598 Facsimile: 214-932-6604	$12,500,000.00	4.464285714000%
LIBOR Lending Office Same as Above
Mega International Commercial Bank Co., Ltd. Silicon Valley Branch 333 W. San Carlos Street, Suite 100 San Jose, California 95110 Attn: Christine Ma Telephone: 408-283-1888 Facsimile: 408-283-1678	$8,930,000.00	3.189285714000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-7

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
Valley National Bank 107 S. Franklin St. Suite 300 Tampa, Florida 33602 Attention: Erica Gordon Telephone: 813-418-4071 Facsimile: 813-418-0900	$8,930,000.00	3.189285714000%
LIBOR Lending Office Same as Above
Woodforest National Bank 25231 Grogan’s Mill Road, 6th Floor The Woodlands, TX 77380 Attn: Betina Peavy Telephone: 832-375-2744	$8,930,000.00	3.189285714000%
LIBOR Lending Office Same as Above
First Tennessee Bank 701 Market St. Chattanooga, Tennessee 37402 Attn: Mandi McCarty Telephone: 423-757-4075 Facsimile: 901-579-3428	$7,140,000.00	2.550000000000%

Eastern Bank 605 Broadway, LF-24 Saugus, Massachusetts 01906 Attn: Jared H. Ward Telephone: 781-581-4261 Facsimile: 781-581-4225	$5,360,000.00	1.914285714000%
LIBOR Lending Office Same as Above
Renasant Bank 1820 West End Avenue Nashville, Tennessee 37203 Attention: Craig Gardella, EVP Telephone: 615-234-1625 Facsimile: 615-340-3027	$5,360,000.00	1.914285714000%

Schedule 1.1 - Page-8

Name and Address	Term Loan A Commitment	Term Loan A Commitment Percentage
LIBOR Lending Office Same as Above
Premier Bank Texas 1115 S. Main St. Grapevine, Texas 76051 Attn: Angela Thornton Telephone: 817-305-436 Facsimile: 817-329-5502	$3,570,000.00	1.275000000000%
LIBOR Lending Office Same as Above
United Community Bank 40 W. Broad Street, Suite 510 Greenville, South Carolina 29601 Attn: Charles D. Chamberlain	$3,570,000.00	1.914285714000%
LIBOR Lending Office Same as Above
American Momentum Bank One Momentum Boulevard College Station, Texas 77845 Attn: Teresa Eoff Telephone: 979-599-9374 Facsimile: 979-599-5019	$1,785,000.00	0.637500000000%
LIBOR Lending Office Same as Above
TOTAL	$280,000,000.00	100%

Schedule 1.1 - Page-9

TOTAL COMMITMENT

Name and Address	Total Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, Georgia 30328 Attention: Daniel Stegemoeller Telephone: 770-510-2102 Facsimile: 770-510-2195	$80,000,000.00	10.256410260000%
LIBOR Lending Office Same as Above
BBVA USA f/k/a Compass Bank 8080 N. Central Expwy, Floor 2 Dallas, TX 75201 Attn: Steve Hall Telephone: 214-706-8016	$80,000,000.00	10.256410260000%
LIBOR Lending Office Same as Above
Capital One, National Association Commercial & Specialty Finance 2 Bethesda Metro Center, 5th Floor Bethesda, MD 20814 Attn: Portfolio Manager Healthcare Real Estate Telephone: 301-280-0215 Telecopy: 301-280-0299	$80,000,000.00	10.256410260000%
LIBOR Lending Office Same as Above
SunTrust Bank 303 Peachtree St NE, 22nd Floor Atlanta, GA 30308 Attn: Nick Preston Telephone: 404-813-8899	$80,000,000.00	10.256410260000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-10

Name and Address	Total Commitment	Commitment Percentage
BMO Harris Bank, N.A. c/o BMO Capital Markets 100 High Street, 26th Floor Boston, MA 02110 Attention: Lloyd Baron Telephone: 617-960-2372	$80,000,000.00	10.256410260000%
LIBOR Lending Office Same as Above
Fifth Third Bank 230 Public Square Maildrop U37051 Franklin, TN 37064 Attention: Benjamin Chen Telephone: 615-791-3384	$70,000,000.00	8.974358974000%
LIBOR Lending Office Same as Above
Hancock Whitney Bank 12 Cadillac Drive, Suite 200 Brentwood, TN 37027 Attn: Megan Brearey Telephone 615-823-1927 Facsimile 615-373-3990	$50,000,000.00	6.410256410000%
LIBOR Lending Office Same as Above
Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: Virgie Johnson Telephone: 205-868-4840 Facsimile: 205-868-4749	$40,000,000.00	5.128205128000%
LIBOR Lending Office Same as Above
Cadence Bank, N.A. 4890 W Kennedy Blvd., Suite 820 Tampa, FL 33609 Attn: Don Preston Telephone: 813-425-8227	$35,000,000.00	4.487179487000%

Schedule 1.1 - Page-11

Name and Address	Total Commitment	Commitment Percentage
LIBOR Lending Office Same as Above
Texas Capital Bank, N.A. 2000 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Brett A. Walker Telephone: 469-399-8598 Facsimile: 214-932-6604	$35,000,000.00	4.487179487000%
LIBOR Lending Office Same as Above
Mega International Commercial Bank Co., Ltd. Silicon Valley Branch 333 W. San Carlos Street, Suite 100 San Jose, California 95110 Attn: Christine Ma Telephone: 408-283-1888 Facsimile: 408-283-1678	$25,000,000.00	3.205128205000%
LIBOR Lending Office Same as Above
Valley National Bank 107 S. Franklin St. Suite 300 Tampa, Florida 33602 Attention: Erica Gordon Telephone: 813-418-4071 Facsimile: 813-418-0900	$25,000,000.00	3.205128205000%
LIBOR Lending Office Same as Above
Woodforest National Bank 25231 Grogan’s Mill Road, 6th Floor The Woodlands, TX 77380 Attn: Betina Peavy Telephone: 832-375-2744	$25,000,000.00	3.205128205000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-12

Name and Address	Total Commitment	Commitment Percentage
First Tennessee Bank 701 Market St. Chattanooga, Tennessee 37402 Attn: Mandi McCarty Telephone: 423-757-4075 Facsimile: 901-579-3428	$20,000,000.00	2.564102564000%
LIBOR Lending Office Same as Above
Eastern Bank 605 Broadway, LF-24 Saugus, Massachusetts 01906 Attn: Jared H. Ward Telephone: 781-581-4261 Facsimile: 781-581-4225	$15,000,000.00	1.923076923000%
LIBOR Lending Office Same as Above
Renasant Bank 1820 West End Avenue Nashville, Tennessee 37203 Attention: Craig Gardella, EVP Telephone: 615-234-1625 Facsimile: 615-340-3027	$15,000,000.00	1.923076923000%
LIBOR Lending Office Same as Above
Premier Bank 1115 S. Main St. Grapevine, Texas 76051 Attn: Angela Thornton Telephone: 817-305-0436 Facsimile: 817-329-5502	$10,000,000.00	1.282051282000%
LIBOR Lending Office Same as Above
United Community Bank 40 W. Broad Street, Suite 510 Greenville, South Carolina 29601 Attn: Charles D. Chamberlain	$10,000,000.00	1.282051282000%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page-13

Name and Address	Total Commitment	Commitment Percentage
American Momentum Bank One Momentum Boulevard College Station, Texas 77845 Attn: Teresa Eoff Telephone: 979-599-9374 Facsimile: 979-599-5019	$5,000,000.00	0.641025641000%
LIBOR Lending Office Same as Above
TOTAL	$780,000,000.00	100%

Schedule 1.1 - Page-14

SCHEDULE 1.2
SUBSIDIARY GUARANTORS

1.	HC-11250 Fallbrook Drive, LLC, a Delaware limited liability company

2.	HCII-5525 Marie Avenue, LLC, a Delaware limited liability company

3.	Health Care II-110 Charlois Boulevard, LLC, a Delaware limited liability company

4.	HCII-110 Charlois Boulevard, LP, a Delaware limited partnership

5.	HCII-150 York Street, LLC, a Delaware limited liability company

6.	HCII-1800 Park Place Avenue, LLC, a Delaware limited liability company

7.	HCII-5100 Indian Creek Parkway, LLC, a Delaware limited liability company

8.	DCII-505 W. Merrill Street, LLC, a Delaware limited liability company

9.	HCII-30 Pinnacle Drive PA, LP, a Delaware limited partnership

10.	HCII-30 Pinnacle Drive, LLC, a Delaware limited liability company

11.	HCII-110 East Medical Center Blvd., LLC, a Delaware limited liability company

12.	HCII-15 Enterprise Drive, LLC, a Delaware limited liability company

13.	HCII-68 Cavalier Boulevard, LLC, a Delaware limited liability company

14.	HCII-107 First Park Drive, LLC, a Delaware limited liability company

15.	HCII-3590 Lucille Drive, LLC, a Delaware limited liability company

16.	HCII-237 William Howard Taft Road, LLC, a Delaware limited liability company

17.	HCII-2752 Century Boulevard PA, LP, a Delaware limited partnership

18.	HCII-2752 Century Boulevard, LLC, a Delaware limited liability company

19.	HCII-200 Memorial Drive, LLC, a Delaware limited liability company

20.	DCII-5400-5510 Feltl Road, LLC, a Delaware limited liability company

21.	HCII-2001 Hermann Drive, LLC, a Delaware limited liability company

22.	HCII-1131 Papillion Parkway, LLC, a Delaware limited liability company

Schedule 1.2 - Page-1

23.	HCII-Heritage Park, LLC, a Delaware limited liability company

24.	HCII-HPI Healthcare Portfolio, LLC, a Delaware limited liability company

25.	HCII-750 12th Avenue, LLC, a Delaware limited liability company

26.	DCII-700 Austin Avenue, LLC, a Delaware limited liability company

27.	HCII HPI-3212 SW 89th Street, LLC, a Delaware limited liability company

28.	HCII HPI-3125 SW 89th Street, LLC, a Delaware limited liability company

29.	HCII HPI-3110 SW 89th Street, LLC, a Delaware limited liability company

30.	HCII HPI-1616 S. Kelly Avenue, LLC, a Delaware limited liability company

31.	HCII HPI-300 NW 32nd Street, LLC, a Delaware limited liability company

32.	HCII HPI-3115 SW 89th Street, LLC, a Delaware limited liability company

33.	DCII-5225 Exchange Drive, LLC, a Delaware limited liability company

34.	DCII-3255 Neil Armstrong Boulevard, LLC, a Delaware limited liability company

35.	DCII-200 Campus Drive, LLC, a Delaware limited liability company

36.	HCII-11200 North Portland Avenue, LLC, a Delaware limited liability company

37.	DCII-400 Minuteman Road, LLC, a Delaware limited liability company

38.	C&Y Partners, LLC, a Delaware limited liability company

39.	DCII-1501 Opus Place, LLC, a Delaware limited liability company

40.	DCII-10309 Wilson Blvd., LLC, a Delaware limited liability company

41.	DCII-2601 W. Broadway Road, LLC, a Delaware limited liability company

42.	HCII-2111 Ogden Avenue, LLC, a Delaware limited liability company

43.	DCII-1400 Crossbeam Dr., LP, a Delaware limited partnership

44.	DCII-1400 Crossbeam Drive, LLC, a Delaware limited liability company

45.	DCII-1400 Kifer Road, LLC, a Delaware limited liability company

Schedule 1.2 - Page-2

46.	DCII-8700 Govenors Hill Drive, LLC, a Delaware limited liability company

47.	HCII-9800 Levin Road NW, LLC, a Delaware limited liability company

48.	HCII-4409 NW Anderson Hill Road, LLC, a Delaware limited liability company

49.	DCII-2005 East Technology Circle, LLC, a Delaware limited liability company

50.	HCII-1015 S. Washington Avenue, LLC, a Delaware limited liability company

51.	DCPII-SAC-11085 Sun Center Drive, LLC, a Delaware limited liability company

52.	DCPII-SAC-3065 Gold Camp Drive, LLC, a Delaware limited liability company

53.	DCII-4121 Perimeter Center Place, LLC, a Delaware limited liability company

54.	HCII-1601 West Hebron Parkway, LLC, a Delaware limited liability company

55.	HCII-455 Park Grove Drive, LLC, a Delaware limited liability company

56.	DCII-400 Holger Way, LLC, a Delaware limited liability company

57.	HCII-2006 4th Street, LLC, a Delaware limited liability company

58.	HCII-307 E. Scenic Valley Avenue, LLC, a Delaware limited liability company

59.	DCII-4726 Hills and Dales Road NW, LLC, a Delaware limited liability company

60.	HCII-3&5 Medical Park Drive, LLC, a Delaware limited liability company

61.	HCII-1200 North Main Street, LLC, a Delaware limited liability company

62.	HCII-124 Sawtooth Oak Street, LLC, a Delaware limited liability company

63.	HCII-23157 I-30 Frontage Road, LLC, a Delaware limited liability company

64.	HCII-12499 University Avenue, LLC, a Delaware limited liability company

65.	HCII-2414 and 2418 North Oak Street, LLC, a Delaware limited liability company

Schedule 1.2 - Page-3

SCHEDULE 1.3
INITIAL POOL PROPERTIES

Property Owner	Name of Property	Address
1. HC-11250 Fallbrook Drive, LLC	Cy-Fair Surgery Center	11250 Fallbrook Drive, Houston, TX
2. HCII-5525 Marie Avenue, LLC	Mercy IMF	5525 Marie Avenue, Cincinnati, OH
3. HCII-110 Charlois Boulevard, LP	Penta IMF	110 Charlois Blvd., Winston-Salem, NC
4. HCII-150 York Street, LLC	New England Sinai	150 York Street, Stoughton, MA
5. HCII-1800 Park Place Avenue, LLC	Baylor MOB	1800 Park Place Avenue, Ft. Worth, TX
7. HCII-5100 Indian Creek Parkway, LLC	Heartland Rehab	5100 Indian Creek Pkwy, Overland Park, KS
8. DCII-505 W. Merrill Street, LLC	Online Tech Data Center	505 W. Merrill Street, Indianapolis, IN
9. HCII-30 Pinnacle Drive PA, LP	Clarion IMF	30 Pinnacle Drive, Clarion, PA
10. HCII-110 East Medical Center Blvd., LLC	Post-Acute Webster	110 East Medical Center Blvd., Webster, TX
11. HCII-15 Enterprise Drive, LLC	CMK IMF Portfolio	15 Enterprise Drive, Augusta, ME
12. HCII-68 Cavalier Boulevard, LLC	CMK IMF Portfolio	68 Cavalier Boulevard, Florence, KY
13. HCII-107 First Park Drive, LLC	CMK IMF Portfolio	107 First Park Drive, Oakland, ME
14. HCII-3590 Lucille Drive, LLC	CMK IMF Portfolio	3590 Lucille Drive, Columbia, OH
15. HCII-237 William Howard Taft Road, LLC	CMK IMF Portfolio	237 William Howard Taft Road, Cincinnati, OH
16. HCII-2752 Century Boulevard PA, LP	Reading Surgical Institute	2752 Century Blvd, Wyomissing, PA
17. HCII-200 Memorial Drive, LLC	Post-Acute Warm Springs-Lulling	200 Memorial Drive, Lulling, TX
18. DCII-5400-5510 Feltl Road, LLC	Feltl Road Data Center	5400-5510 Feltl Road, Minnetonka, MN
19. HCII-2001 Hermann Drive, LLC	Houston Surgical Hospital and LTACH	2001 Hermann Drive, Houston, TX
20. HCII-1131 Papillion Parkway, LLC	Old Mill Rehab	1131 Papillion Parkway, Omaha, NE

Schedule 1.3 - Page-1

21. HCII-Heritage Park, LLC	Heritage Park	3601 N. Calais Street and 1103 E. Sara Swamy Drive, Sherman, TX
22. HCII-HPI Healthcare Portfolio, LLC	TPG Medical Plaza-Western	10001-10021 S. Western Ave., Oklahoma City, OK
23. HCII-750 12th Avenue, LLC	Baylor Surgery Center	750 12th Avenue, Fort Worth, TX
24. DCII-700 Austin Avenue, LLC	Clear View Waco	700 Austin Avenue, Waco, TX
25. HCII HPI-3212 SW 89th Street, LLC	Fountain Park Family	3212 SW 89th Street, Oklahoma City, OK
26. HCII HPI-3125 SW 89th Street, LLC	HPI Office	3125 SW 89th Street, Oklahoma City, OK
27. HCII HPI-3110 SW 89th Street, LLC	Fountain Park Medical Plaza	3110 SW 89th Street, Oklahoma City, OK
28. HCII HPI-1616 S. Kelly Avenue, LLC	TPG Medical Plaza-Edmond	1616 S. Kelly Avenue, Edmond, OK
29. HCII HPI-300 NW 32nd Street, LLC	Tri-Cities Family Clinic	300 NW 32nd Street, Newcastle, OK
30. HCII HPI-3115 SW 89th Street, LLC	OSSO Spine Center	3115 SW 89th Street, Oklahoma City, OK
31. DCII-5225 Exchange Drive, LLC	Flint Data Center	5225 Exchange Drive, Flint, MI
32. DCII-3255 Neil Armstrong Boulevard, LLC	DataBank Eagan	3255 Neil Armstrong Blvd., Eagan, MN
33. DCII-200 Campus Drive, LLC	Somerset Data Center	200 Campus Drive, Somerset, NJ
34. HCII-11200 North Portland Avenue, LLC	Integris Lakeside Women’s Hospital	11200 N. Portland Ave., Oklahoma City, OK
35. DCII-400 Minuteman Road, LLC	400 Minuteman	400 Minuteman Road, Andover, MA
36. C&Y Partners, LLC	Peak 10 Tennessee	4600 Carothers Parkway, Franklin, TN
37. DCII-1501 Opus Place, LLC	Ensono	1501 Opus Place, Downers Grove, IL
38. DCII-10309 Wilson Blvd., LLC	Blythewood Data Center	10309 Wilson Boulevard, Blythewood, SC
39. DCII-2601 W. Broadway Road, LLC	T-Mobile	2601 W. Broadway Road, Tempe, AZ
40. HCII-2111 Ogden Avenue, LLC	Rush-Copley	2111 Ogden Avenue, Aurora, IL
41. DCII-1400 Crossbeam Dr., LP	Charlotte Data Center II	1400 Cross Beam Drive, Charlotte, NC
42. DCII-1400 Kifer Road, LLC	Kifer Data Center	1400 Kifer Road, Sunnyvale, CA
43. DCII-8700 Govenors Hill Drive, LLC	GE Cincinnati	8700 Governor’s Hill Drive, Cincinnati, OH

Schedule 1.3 - Page-2

44. HCII-9800 Levin Road NW, LLC	Clear Creek/Silverdale	9800 Levin Road N.W., Silverdale, WA
45. HCII-4409 NW Anderson Hill Road, LLC	Westsound Silverdale	4409 N.W. Anderson Hill Road, Silverdale, WA
46. DCII-2005 East Technology Circle, LLC	Wipro	2005 E. Technology Circle, Tempe, AZ
47. HCII-1015 S. Washington Avenue, LLC	St. Mary’s Healthcare Facility	1015 S. Washington Ave., Saginaw, MI
48. DCPII-SAC-11085 Sun Center Drive, LLC	Rancho Cordova I	11085 Sun Center Drive, Rancho Cordova, CA
49. DCPII-SAC-3065 Gold Camp Drive, LLC	Rancho Cordova II	3065 Gold Camp Drive, Rancho Cordova, CA
50. DCII-4121 Perimeter Center Place, LLC	TierPoint OKC	4121 Perimeter Center Place, Oklahoma City, OK
51. HCII-1601 West Hebron Parkway, LLC	Carrollton Healthcare Facility	1601 W. Hebron Pkwy, Carrollton, TX
52. HCII-455 Park Grove Drive, LLC	Oceans Katy Behavioral Health Hospital	455 Park Grove Drive, Katy, TX
53. DCII-400 Holger Way, LLC	AT&T San Jose Data Center	400 Holger Way, San Jose, CA
54. HCII-2006 4th Street, LLC	Indianola Healthcare I	2006 N. 4th Street, Indianola, IA
55. HCII-307 E. Scenic Valley Avenue, LLC	Indianola Healthcare II	307 E. Scenic Valley Avenue, Indianola, IA
56. DCII-4726 Hills and Dales Road NW, LLC	Canton Data Center	4726 Hills and Dales Rd NW, Jackson Township, OH
57. HCII-3&5 Medical Park Drive, LLC; HCII-1200 North Main Street, LLC; HCII-124 Sawtooth Oak Street, LLC; and HCII-23157 I-30 Frontage Road, LLC	Benton HC Portfolio	3 Medical Park Drive, Benton, AR; 5 Medical Park Drive, Benton, AR; 1200 N. Main Street, Benton, AR; 124 Sawtooth Oak Street, Hot Springs, AR; and 23157 I-30 Frontage Road, Bryant, AR
58. HCII-12499 University Avenue, LLC	Clive HC	12499 University Ave, Clive, IA
59. HCII-2414 and 2418 North Oak Street, LLC	Valdosta HC Portfolio	2412 and 2418 N. Oak Street, Valdosta, GA

Schedule 1.3 - Page-3

SCHEDULE 1.4
MERGER STRUCTURE

Project Lightning
Post-Merger Structure

REIT II Shareholders
REIT I Shareholders
Carter Validus Mission Critical REIT II, Inc.
Lightning Merger Sub, LLC*
Carter/Validus Advisors, LLC
Carter Validus Advisors II, LLC
Limited Partner (.01%)
Carter Validus Advisors II, LLC
General Partner (99.99%)
Limited Partner/Advisor (.01%)
Advisor
General Partner (99.99%)
Carter Validus Operating Partnership II, LP
Carter/Validus Operating Partnership, LP

* Carter Validus Mission Critical REIT, Inc. merged with and into Lightning Merger Sub, LLC, with Lightning Merger Sub, LLC as the surviving entity

Morris, Manning & Martin, LLP

1

Schedule 1.4 - Page-1

SCHEDULE 4.3
ACCOUNTS

1)	KeyBank Collection Account Carter Validus Operating Partnership II, LP Account Number: Routing Number:

2)	KeyBank Cash Collateral Account Carter Validus Operating Partnership II, LP Account Number: Routing Number:

Schedule 4.3 - Page-1

SCHEDULE 5.3

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor proposed to be included in the calculation of Pool Availability, each of the following:
(a)Description of Property. A narrative description and Borrower prepared investment summary of the Real Estate, the improvements thereon and the tenants and Leases relating to such Real Estate.
(b)    Authority Documents. Such organizational and formation documents of such Subsidiary Guarantor as the Agent shall in good faith require.
(c)    Enforceability Opinion. The favorable legal opinion of counsel to Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent, addressed to the Lenders and the Agent covering the enforceability of the Joinder Agreement and such other matters as the Agent shall reasonably request.
(d)    UCC Certification. A certification from a title insurance company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor relating to such Real Estate except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Pool.
(e)    Leases. True copies of all Leases relating to such Real Estate together with Lease Summaries for all such Leases if available, and, if required by Agent, a Rent Roll for such Real Estate certified by the Borrower or Subsidiary Guarantor as accurate and complete as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Agent.
(f)    Pool Value. Any information required by the Agent to determine the Pool Value attributable to such Eligible Real Estate and compliance with §7.26.
(g)    Certification Regarding Eligible Real Estate. A certification by Borrower as to the matters contained in §7.26(a)(i)-(vi).
(h)    Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent as provided in §5.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the calculation of Pool Availability.
(i)    Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(e) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Pool, to the extent available.

Schedule 5.3 - Page-1

(j)    EBITDAR Information. Financial information from each tenant of a Pool Property required by Agent to determine compliance with the covenant contained in paragraph (vii) of the definition of “Eligible Real Estate” contained in §1.1.
(k)    Subsidiary Guarantor Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.
(l)    Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 5.3 - Page-2

SCHEDULE 6.3
TITLE TO PROPERTIES
None.

Schedule 6.3 - Page-1

SCHEDULE 6.5
NO MATERIAL CHANGES
None.

Schedule 6.5 - Page-1

SCHEDULE 6.6
TRADEMARKS, TRADENAMES
None.

Schedule 6.6 - Page-1

SCHEDULE 6.7
PENDING LITIGATION

None.

Schedule 6.7 - Page-1

SCHEDULE 6.10
TAX STATUS
None.

Schedule 6.10 - Page-1

SCHEDULE 6.15
CERTAIN TRANSACTIONS
None.

Schedule 6.15 - Page-1

SCHEDULE 6.20
ENVIRONMENTAL RELEASES
None.

Schedule 6.20 - Page-1

SCHEDULE 6.21(a)
SUBSIDIARIES OF BORROWER
(see attached)

Schedule 6.21(a) - Page-1

SCHEDULE 6.21(b)
UNCONSOLIDATED AFFILIATES OF BORROWER AND ITS SUBSIDIARIES
None.

Schedule 6.21(b) - Page-1

SCHEDULE 6.22
EXCEPTIONS TO RENT ROLL
None.

Schedule 6.22 - Page-1

SCHEDULE 6.23
PROPERTY
None.

Schedule 6.23 - Page-1

SCHEDULE 6.25
MATERIAL LOAN AGREEMENTS
Term Loan Agreement dated as of August 7, 2019, by and among Borrower, KeyBank, individually and as administrative agent for itself and the other lending institutions from time to time party to the Term Loan Agreement (the “Other Term Loan Lenders”), and the Other Term Loan Lenders.

Schedule 6.25 - Page-1

SCHEDULE 6.34
SERVICE GUARANTEES
None.

Schedule 6.34 - Page-1

SCHEDULE 6.35
HEALTHCARE
None.

Schedule 6.35 - Page-1

SCHEDULE 8.3
CVOP I REAL ESTATE

Property Owner	Name of Bridge Pool Property	Address
1. HC-2727 E. Lemmon Avenue, LLC	Baylor Medical Center	2727 E. Lemmon Avenue Dallas, Texas
2. HC-17322 Red Oak Drive, LLC	Tenet Surgery Center	17322 Red Oak Drive, Houston, Texas
3. HC-4499 Acushnet Avenue, LLC	Vibra New Bedford Hospital	4499 Acushnet Avenue, New Bedford, Massachusetts
4. HC-760 Office Parkway, LLC	St. Louis Surgical Center	760 Office Parkway, Creve Coeur, Missouri
5. HC-14024 Quail Pointe Drive, LLC	HPI Integrated Medical Facility	14024 Quail Pointe Drive, Oklahoma City, Oklahoma
6. HC-8451 Pearl Street, LLC	Vibra Denver Hospital	8451 Pearl Street, Thornton, Colorado
7. Green Wellness Investors, LLLP	Akron Medical Office Building	1940 Town Park Boulevard, Green, Ohio
8. HC-1940 Town Park Boulevard, LLC	Indirect Owner of Akron Medical Office Building
9. HC-2501 W William Cannon Dr, LLC	Stonegate Center	2501 W. William Cannon Dr., Buildings 3, 4 and 5, Austin, Texas
10. HC-4201 William D. Tate Avenue, LLC	Ethicus Hospital	4201 William D. Tate Ave, Grapevine, Texas
11. HC-2257 Karisa Drive, LLC	Fresenius Medical Care	2257 Karisa Drive, Goshen, Indiana
12. HC-3001 North Augusta National Drive, LLC	Valley Baptist Health Center	3001 N. Augusta National Dr., Harlingen, Texas
13. HC-4810 N. Loop 289, LLC	Lubbock Heart & Surgical Hospital	4810 N. Loop 289 Lubbock, Texas
14. Green Medical Investors, LLLP	Akron General Hospital	1946 Town Park Boulevard, Green, Ohio
15. HC-1946 Town Park Boulevard, LLC	Indirect Owner of Akron General Hospital

Schedule 8.3 - Page 0

16. HC-239 S. Mountain Boulevard, LP	Wilkes Barre General Hospital	239 S. Mountain Boulevard, Mountain Top, Pennsylvania
17. HC-239 S. Mountain Boulevard Management, LLC	Indirect Owner of Wilkes Barre General Hospital
18. HC-3873 N. Parkview Drive, LLC	Physicians Specialty Hospital	3873 N. Parkview Drive, Fayetteville, Arkansas
19. HC-5330 N. Loop 1604 West, LLC	Victory Medical Center	5330 N Loop 1604 E, San Antonio, Texas
20. HC-5101 Medical Drive, LLC	Warm Springs Rehabilitation Hospital	5101 Medical Drive, San Antonio, Texas
21. HC-3436 Masonic Drive, LLC	Christus Cabrini Hospital	3436 Masonic Drive, Alexandria, Louisiana
22. HC-10323 State Highway 151, LLC	Warm Springs Rehabilitation Hospital	10323 State Highway 151, San Antonio, Texas
23. HC-42570 South Airport Road, LLC	Cypress Pointe Hospital	42570 South Airport Road, Hammond, Louisiana
24. HC-200 Blossom Street, LLC	Clear Lake Campus Hospital	200 Blossom Street, Webster, Texas
25. HC-116 Eddie Dowling Highway, LLC	Rhode Island Rehabilitation Hospital	116 Eddie Dowling Highway, North Smithfield, Rhode Island
26. HCP-Select Medical, LLC	Select Medical Portfolio	200 East Market Street, Akron, Ohio 12380 DePaul Drive, Bridgeton, Missouri 2990 Legacy Drive, Frisco, Texas
27. HC-5330L N. Loop 1604 West, LLC	PAM Specialty Hospital	5418 North Loop 1604 W., San Antonio, Texas

Schedule 8.3 - Page 1

28. HCP-Dermatology Associates, LLC	Dermatology Associates of Wisconsin
801 York Street,
Manitowoc, Wisconsin
2617 Development Drive, Bellevue, Wisconsin
3935 Lightning Drive,
Appleton, Wisconsin
1515 Randolph Court, Manitowoc, Wisconsin
2806 Riverview Drive,
Howard, Wisconsin
2351 State Road 44,
Oshkosh, Wisconsin
3515 Murray Street,
Marinette, Wisconsin
1400 Scheuring Road,
DePere, Wisconsin
33 Green Bay Road,
Sturgeon Bay, Wisconsin

29. HC-1101 Kaliste Saloom Road, LLC	Lafayette Specialty Surgery Hospital	1101 Kaliste Saloom Road, Lafayette, Louisiana
30. HCP-RTS, LLC	Indirect Owner of RTS Portfolio
31. HC-52 North Pecos Road, LLC	RTS Portfolio	52 North Pecos Road, Henderson, Nevada
32. HC-6879 US Highway 98 West, LLC	RTS Portfolio	6879 US Highway 98 West, Santa Rosa Beach, Florida
33. HC-8991 Brighton Lane, LLC	RTS Portfolio	8991 Brighton Lane, Bonita Springs, Florida
34. HC-7751 Baymeadows Rd., E., LLC	RTS Portfolio	7751 Baymeadows Road East, Jacksonville, Florida
35. HC-40055 Bob Hope Drive, LLC	RTS Portfolio	40055 Bob Hope Drive, Rancho Mirage, California
36. HC-77-840 Flora Road, LLC	RTS Portfolio	77-840 Flora Road, Palm Desert, California

Schedule 8.3 - Page 2

37. HC-2234 Colonial Blvd., LLC	RTS Portfolio	2234 Colonial Boulevard, Fort Myers, Florida
38. HC-#2 Physicians Park Dr., LLC	RTS Portfolio	2 Physicians Park Drive, Frankfort, Kentucky
39. HC-6160 S. Fort Apache Road, LLC	RTS Portfolio	6160 South Fort Apache Road, Las Vegas, Nevada
40. HC-5829 29 Palms Highway, LLC	RTS Portfolio	58295 29 Palms Highway, Yucca Valley, California
41. HC-187 Skylar Drive, LLC	RTS Portfolio	187 Skylar Drive, Fairlea, West Virginia
42. HC-1026 Mar Walt Drive, NW, LLC	RTS Portfolio	1026 Mar Walt Drive, Fort Walton Beach, Florida
43. HC-1120 Lee Boulevard, LLC	RTS Portfolio	1120 Lee Boulevard, Lehigh Acres, Florida
44. HC-6310 Health Pkwy., Units 100 & 200, LLC	RTS Portfolio	6310 Health Parkway, Lakewood Ranch, Florida
45. HC-601 Redstone Avenue West, LLC	RTS Portfolio	601 Redstone Avenue West, Crestview, Florida
46. HC-2270 Colonial Blvd., LLC	RTS Portfolio	2270 Colonial Boulevard, Fort Myers, Florida
47. HC-860 Parkview Drive North, Units A&B, LLC	RTS Portfolio	860 Parkview Drive North, El Segundo, California
48. HC-800 East 68th Street, LLC	Landmark Hospital of Savannah	800 East 68th Street, Savannah, Georgia
49. HCP-PAM Warm Springs, LLC	Indirect Owner of PAM Warm Springs Portfolio
50. HC-20050 Crestwood Boulevard, LLC	PAM Warm Springs Portfolio	20050 Crestwood Boulevard, Covington, Louisiana
51. HC-101 James Coleman Drive, LLC	PAM Warm Springs Portfolio	101 James Coleman Drive, Victoria, Texas
52. HC- 42074 Veterans Avenue, LLC	PAM Warm Springs Portfolio	42074 Veterans Avenue, Hammond, Louisiana
53. HC-102 Medical Drive, LLC	PAM Warm Springs Portfolio	102 Medical Drive, Victoria, Texas
54. HC-1445 Hanz Drive, LLC	PAM Warm Springs Portfolio	1445 Hanz Drive, New Braunfels, Texas
55. HC-7502 Greenville Avenue, LLC	Walnut Hill Medical Center	7502 Greenville Avenue, Dallas, Texas

Schedule 8.3 - Page 3